UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. 2)


Filed by the Registrant   [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to ss.240.14a-12


                       STATE OF FRANKLIN BANCSHARES, INC.

                (Name of Registrant as Specified in Its Charter)


                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement no.:

(3)  Filing party:

Date filed:




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                                PRELIMINARY COPY
                    Subject to Completion dated July 12, 2005



                       STATE OF FRANKLIN BANCSHARES, INC.
                             1907 North Roan Street
                          Johnson City, Tennessee 37601
                                _______ __, 2005

To the Shareholders of
         STATE OF FRANKLIN BANCSHARES, INC.

     You are cordially invited to attend the annual meeting of shareholders of State of Franklin Bancshares, Inc., which will be held at our offices at 1907 North Roan Street, Johnson City, Tennessee, on ________ , ___ __, 2005, at 11:00 a.m., Eastern Time.

     At the meeting, you will be asked to:

     o approve the Agreement and Plan of Merger dated as of April 13, 2005, by and between State of Franklin and State of Franklin Merger Corp., a Tennessee corporation and State of Franklin's wholly owned subsidiary ("Merger Corp."), pursuant to which Merger Corp. will merge with State of Franklin, with State of Franklin being the surviving corporation (the "Going Private Merger"), and each of the transactions contemplated thereby, including, without limitation, the Going Private Merger;

     o elect four directors to serve until the 2008 annual meeting of shareholders;

     o ratify the appointment of Baylor and Backus as our independent accountants and auditors for 2005; and

     o transact other business that properly comes before the meeting or any adjournment of the meeting.

     The first proposal relates to a corporate reorganization approved by our Board of Directors which will enable State of Franklin to become a private company. As a result of this "Going Private Merger":

     o all shareholders who beneficially own (including certain family ownership as specially defined herein) 3,000 or fewer shares of common stock will receive a cash payment for such shares in the amount of $25.25 per share; and

     o shareholders who beneficially own (including certain family ownership) more than 3,000 shares of common stock will retain such shares.

     The Going Private Merger will be accomplished by State of Franklin engaging in a merger transaction with Merger Corp. As a result of this Going Private Merger, State of Franklin will substantially reduce its total number of shareholders, which will permit it to deregister its shares of common stock under the Securities Exchange Act of 1934, as amended, and become a privately held company, which will allow it to eliminate costly public reporting and burdensome regulation. Before we undertake the Going Private Merger, our shareholders must vote and approve it.

     We have enclosed a notice of the annual meeting of shareholders, a proxy statement, and a form of proxy. The matters listed in the notice of annual meeting, including the Going Private Merger, are more fully described in the proxy statement. We have also enclosed a copy of our Annual Report for the year ended December 31, 2004 and our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005.

     It is important that your shares are represented and voted at the meeting, regardless of the size of your holdings. Accordingly, we would appreciate your completing the enclosed form of proxy whether or not you plan to attend the

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meeting.  If you are  present  at the  meeting  and  wish to  vote  your  shares personally, your form of proxy can be revoked upon your request prior to balloting. If you wish to vote personally at the meeting, but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a form of proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

     We urge you to return your form of proxy by mailing it in the enclosed postage-paid envelope to be received no later than 5:00 p.m. on _______ __, 2005.

     Upon request, we will provide to you, without charge, any exhibits to our annual report on Form 10-KSB for the year ended December 31, 2004 or to our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, as filed with the SEC. Requests should be directed to Becky Mominee, Secretary, by mail to State of Franklin Bancshares, Inc., 1907 North Roan Street, Johnson City, Tennessee 37601, or by telephone to (423) 926-3300.

                               Sincerely yours,


                               CHARLES E. ALLEN, JR.            RANDAL R. GREENE
                               Chairman                         President
                               and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction described herein; passed upon the merits or fairness of the transaction; or passed upon the adequacy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.


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

                       STATE OF FRANKLIN BANCSHARES, INC.
                             1907 North Roan Street
                          Johnson City, Tennessee 37601

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be held _______ __, 2005

     The regular annual meeting of shareholders of State of Franklin Bancshares, Inc. will be held at our offices at 1907 North Roan Street, Johnson City, Tennessee, on ________, _______ __, 2005, at 11:00 a.m., Eastern Time, for the
following purposes:

     1. Approval of Going Private Transaction. To approve the Agreement and Plan of Merger dated as of April 13, 2005, by and between State of Franklin and State of Franklin Merger Corp., a Tennessee corporation and State of Franklin's wholly owned subsidiary ("Merger Corp."), pursuant to which Merger Corp. will merge with State of Franklin, with State of Franklin being the surviving corporation (the "Going Private Merger"), and each of the transactions contemplated thereby, including, without limitation, the Going Private Merger.

     2. Election of Directors. To elect four directors to serve until the 2008 annual meeting of shareholders or until their successors have been duly elected and qualified.

     3. Ratification of Auditors. To ratify the appointment of Baylor and Backus as our independent accountants and auditors for 2005.

     4. Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Shareholders of record at the close of business on ________ __, 2005, are entitled to notice of and to vote on all matters presented at the annual meeting of shareholders. On that day 1,481,462 shares of common stock were outstanding. Each share entitles the holder to one vote.

                                     By Order of the Board of Directors

                                     BECKY MOMINEE
                                     Secretary

_______ __, 2005


                             YOUR VOTE IS IMPORTANT

          Whether or not you expect to attend the meeting and regardless of the number of shares you own, please mark,sign, date and return the enclosed form of proxy as promptly as possible in the enclosed envelope. You may nevertheless vote in person if you attend the annual meeting.


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



                                Table of Contents
                                                                            Page
Information about the Annual Meeting...........................................1
Summary Term Sheet Regarding the Going Private Merger..........................3
      The Merger Agreement.....................................................3
      Vote Required for the Going Private Merger...............................3
      Effects of the Going Private Merger......................................4
      Reasons for the Going Private Merger.....................................4
      Disadvantages of the Going Private Merger................................4
      Background of the Going Private Merger Proposal..........................4
      Material U. S. Federal Income Tax Consequences of the
        Going Private Merger...................................................4
      Dissenters Rights in the Going Private Merger............................4
      Opinion of Financial Advisor.............................................5
      Source and Amount of Funds for the Going Private Merger..................5
      Recommendation of the Boards of Directors of State of Franklin
        and Merger Corp. and Their Directors and Executive Officers
        Regarding the Going Private Merger.....................................5
      Effects of Going Private Merger on Officers, Directors and
        Affiliates of State of Franklin........................................5
      Effect of Going Private Merger Proposal on State of Franklin
        Shareholders...........................................................5
      Interests of Officers and Directors in the Going Private Merger..........6
      Shares Held in Street Name...............................................6
      Summary Financial Information............................................7
          Summary Historical Consolidated Financial Information................7
          Summary Unaudited Pro Forma Consolidated Financial Information.......7
          Selected Per Share Financial Information.............................9
          Per Share Market Price..............................................10
Statement Regarding Forward-Looking Information...............................11
Proposal 1 -- Approval of Merger Agreement....................................11
Special Factors...............................................................11
      Background of the Going Private Merger Proposal.........................11
      Reasons for the Going Private Merger....................................14
      Effects of the Going Private Merger.....................................17
      Recommendation of the Board of Directors; Fairness of the Going
        Private Merger Proposal...............................................20
      Determination of Fairness of Merger Corp. and Other State of
        Franklin Affiliates...................................................22
      Opinion of Financial Advisor............................................22
The Merger Transaction........................................................29
      Fees and Expenses of the Going Private Merger...........................29
      Material U.S. Federal Income Tax Consequences of the Going
        Private Merger........................................................29
      Source and Amount of Funds for the Going Private Merger.................31
      Conduct of State of Franklin's Business after the Going
        Private Merger........................................................31
      Dissenter's Rights......................................................33
      Interests of Officers and Directors in the Going Private Merger.........35
      Regulatory Requirements for the Going Private Merger....................36
The Merger Agreement..........................................................37
Information about State of Franklin and Merger Corp. .........................41
Proposal 2 -- Election of Directors...........................................43
Information about the Board of Directors......................................45
Proposal 3 -- Ratification of Appointment of Independent Auditors.............46
State of Franklin Stock Ownership.............................................47
Executive Compensation........................................................48
Report of Audit Committee of the Board of Directors...........................50
Audit Fees....................................................................51
Section 16(a) Beneficial Ownership Reporting Compliance.......................51
Transactions with Executive Officers, Directors and Others....................51
Other Matters.................................................................51
Cost of Solicitation..........................................................51
Shareholder Proposals.........................................................52
Where You Can Find More Information...........................................52
Additional Documents and Other Information Incorporated by Reference..........52
Index to Financial Statements.................................................53
Annex A -- Agreement and Plan of Merger......................................A-1
Annex B -- Opinion of Alex Sheshunoff & Co. Regarding Common Stock...........B-1
Annex C -- Sections 48-21-101 through 48-23-302 of Tennessee Business
  Corporation Act............................................................C-1
Annex D -- Valuation Letter of Alex Sheshunoff  & Co. dated
  February 3, 2005...........................................................D-1
Annex E -- State of Franklin Bancshares, Inc. Five Year Budget...............E-1


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

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

     Your vote is very important. For this reason, the Board is requesting that, if you are not able to attend the annual meeting of shareholders, you allow your common stock to be represented at the meeting by the proxies named in the enclosed proxy card. This proxy statement and the form of proxy are being sent to you in connection with this request and are being mailed to all shareholders beginning on _______ __, 2005.

                      Information About the Annual Meeting

When is the annual meeting?

     _________, ________ __, 2005, 11:00 a.m. Eastern Time.

Where will the annual meeting be held?

     State of Franklin Savings Bank, 1907 North Roan Street, Johnson City, Tennessee.


What items will be voted upon at the annual meeting?


     You will be voting upon the following matters:

     1. Approval of Going Private Transaction. To approve the Agreement and Plan of Merger dated as of April 13, 2005, by and between State of Franklin and State of Franklin Merger Corp., a Tennessee corporation ("Merger Corp."), pursuant to which Merger Corp. will merge with State of Franklin, with State of Franklin being the surviving corporation (the "Going Private Merger"), and each of the transactions contemplated thereby, including, without limitation, the Going Private Merger.

     2. Election of Directors. To elect four directors to serve until the 2008 annual meeting of shareholders or until their successors have been duly elected and qualified.

     3. Ratification of Auditors. To ratify the appointment of Baylor and Backus as our independent accountants and auditors for 2005

     4. Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who can vote?

     You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, ________ __, 2005. Each shareholder is entitled to one vote for each share of common stock held on that date. On _________ __, 2005 there were 1,481,462 shares of common stock outstanding and entitled to vote.

How do I vote by proxy?

     If you sign, date and return your signed proxy card before the annual meeting, we will vote your shares as you direct. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For the approval of the Going Private Merger and the ratification of the appointment of our auditors, you may vote "For" or "Against" or you may "Abstain" from voting.

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
     If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them

     o    "For" the approval of the Going Private Merger;

     o    "For" the election of all of our nominees for director; and

     o "For" the ratification of the appointment of Baylor and Backus as our independent auditors.

     The Board knows of no other business to be presented at the annual meeting. If any matters other than those set forth above are properly brought before the annual meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?

     You can change or revoke your proxy at any time before it is voted at the annual meeting by:

     (1) submitting another proxy with a more recent date than that of the proxy first given;

     (2)  attending the annual meeting and voting in person; or

     (3) sending written notice of revocation to our corporate secretary, Becky Mominee.

How many votes are required?

     If a quorum is present at the annual meeting,

     o the director nominees will be elected by a plurality of the votes cast in person or by proxy at the meeting; and

     o the approval of the Going Private Merger will require the affirmative vote of a majority of the outstanding shares of State of Franklin common stock

     o    the  ratification of the  appointment of the independent  auditors and all other matters submitted to shareholders will require the affirmative vote of a majority of the votes cast in person or by proxy at the meeting.


You should note that the officers and directors of State of Franklin have agreed to vote their shares in favor of the merger and that they beneficially own in the aggregate 38.34% of the outstanding shares of common stock. Accordingly, if holders of only an additional 11.67% of the outstanding stock vote in favor of the proposal, the proposal will be approved.


What constitutes a "quorum" for the meeting?

     A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority for that item and has not received instructions from the owner of the shares.

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

              Summary Term Sheet Regarding the Going Private Merger

The following summary term sheet highlights information from this proxy statement about our proposed going private merger and the meeting. This Summary Term Sheet may not contain all of the information that is important to you. To better understand, and for a more complete description of the Going Private Merger on which you will vote, you should carefully read this entire document and all of its annexes before you vote. For your convenience, we have directed your attention in parentheses to the locations in this proxy statement where you can find a more complete discussion of each item listed below.

The Merger Agreement (Page 37)

     On April 13, 2005, we signed the merger agreement, pursuant to which Merger Corp., a newly-formed Tennessee corporation, proposes to merge with and into State of Franklin. Under the terms of the merger agreement, if the Going Private Merger is completed:

     o State of Franklin shareholders beneficially owning (including certain family ownership) 3,000 or fewer shares of State of Franklin common stock as of the effective date of the Going Private Merger will receive a cash payment of $25.25 per share, unless they perfect dissenters rights.

     o State of Franklin shareholders beneficially owning (including certain family ownership) more than 3,000 shares of common stock as of the effective date of the Going Private Merger will continue to hold such shares of State of Franklin, unless they perfect dissenters rights.

For purposes of determining beneficial ownership, shares owned by one of more family members who are lineal descendants of a common ancestor (and their spouses or former spouses), provided that the common ancestor is not more than six generations removed from the youngest generation of shareholders, will be aggregated in calculating total beneficial ownership. Each shareholder may provide information about any family ownership group to be aggregated for ownership purposes in the letter of transmittal provided by State of Franklin after the effective date of the Going Private Merger. For example, lineal descendants for this definition includes an individual plus his or her children, his or her grandchildren, his or her great-grandchildren, his or her great-great grandchildren, and his or her great-great-great grandchildren and their spouses or former spouses, all of which could be aggregated as part of a family, and treated as a single shareholder, unless an individual shareholders elects not to be treated as part of the family. An individual shareholder may elect not to be treated as part of the family ownership group by giving notice to State for Franklin in writing before the effective date of the Going Private Merger. This family ownership is also defined in detail in Section 1361(c)(2) of the Internal Revenue Code, relating to SubChapter S corporations.

Vote Required for the Going Private Merger (Page 2)

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of State of Franklin common stock. You should note that the officers and directors of State of Franklin have agreed to vote their shares in favor of the merger and that they beneficially own in the aggregate 38.34% of the outstanding shares of common stock. Accordingly, if holders of only an additional 11.67% of the outstanding stock vote in favor of the proposal, the proposal will be approved.

Effects of the Going Private Merger (Page 17)

As a result of the Going Private Merger:

     o State of Franklin will immediately deregister its shares of common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     o cashed-out holders of State of Franklin common stock will no longer have an interest in, or be a shareholder of, State of Franklin and, therefore, they will not be able to participate in its future earnings and growth, if any;

     o the number of record shareholders of common stock of State of Franklin will be reduced from approximately

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

          1,200 to approximately 250 and the number of outstanding shares of State of Franklin common stock will be decreased from 1,481,462 to approximately 965,000;

     o the percentage of ownership of common stock of State of Franklin beneficially held by its officers and directors of State of Franklin, as a group, as of May 31, 2005 will increase from 38.34% to approximately 53.54%;

     o the aggregate shareholders' equity of State of Franklin as of December 31, 2004, would be reduced from $26.3 million on a historical basis to approximately $13.2 million on a pro forma basis;

     o the book value per share of common stock of State of Franklin as of December 31, 2004, would be reduced from approximately $17.93 per share on a historical basis to approximately $13.65 per share on a pro forma basis; and

     o diluted net income per share of common stock of State of Franklin (including non-recurring income and expenses) for the year ended December 31, 2004, would increase from $1.86 on a historical basis to $2.68 on a pro forma basis.

Reasons for the Going Private Merger (Page 14)

     Our primary reason for the Going Private Merger is that it will enable us to, and we will, deregister our shares of common stock under the Exchange Act. As a result, we will no longer incur the costs and regulatory burden of maintaining such registration.

Disadvantages of the Going Private Merger (Page 17)

     The following are disadvantages of the Going Private Merger:

     o Decreased access to information. If the Going Private Merger and the deregistration of common stock is effected, State of Franklin will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of
          Section 16.

     o Decreased liquidity. The liquidity of the shares of common stock held by remaining shareholders may be adversely affected by the Going Private Merger.

Background of the Going Private Merger Proposal (Page 11)

     Please see "Background of the Going Private Merger Proposal" for a discussion of the events leading up to the signing of the merger agreement.

Material U.S.  Federal Income Tax Consequences of the Going Private Merger (Page
29)

     The receipt of cash by shareholders in the Going Private Merger will create either taxable income or taxable loss for federal income tax purposes depending on a shareholder's tax basis in his or her shares of common stock.

Tax matters are very complicated and the tax consequences to you will depend on your own situation. To review the material tax consequences in greater detail, please read the discussion under "Material U.S. Federal Income Tax Consequences of the Going Private Merger."

Dissenters Rights in the Going Private Merger (Page 33)

     Under Tennessee law, you are entitled to dissent from the Going Private Merger and you may have dissenters rights in connection with the Going Private

Merger. To exercise your dissenters rights, you must comply with all procedural requirements of Sections 48-23-101 through 48-23-302 of the Tennessee Business Corporation Act. A description of these sections of the Tennessee Business Corporation Act is provided in "Approval of the Merger Agreement - Dissenters Rights" and the full text of the sections is attached as Annex C to this document. Failure to take any steps required by Tennessee law may result in a termination or waiver of your dissenters rights.

Opinion of Financial Advisor (Page 22)

     Alex Sheshunoff & Co. Investment Banking, LP ("Sheshunoff") has delivered to the Board of Directors of State of Franklin its opinion, dated April 6, 2005, to the effect that, the price per share of $25.25 to be paid to the shareholders of State of Franklin who are being cashed out is fair from a financial point of view. You should carefully read the discussion under "Recommendation of the Board of Directors; Fairness of the Going Private Merger Proposal."

Source and Amount of Funds for the Going Private Merger (Page 31)

     We estimate that the total funds required for the payment of the consideration to cashed-out holders of our common stock and to pay fees and expenses relating to the Going Private Merger will be approximately $13.0 million. These amounts will be paid using $8.0 million of cash on hand from a trust preferred stock offering completed in 2001 and a $5.0 million dividend from the Bank to State of Franklin.

Recommendation of the Boards of Directors of State of Franklin and Merger Corp. and Their Directors and Executive Officers Regarding the Going Private Merger (Page 20)

     The Boards of Directors of State of Franklin and Merger Corp. and their directors and executive officers, individually, believe that the merger agreement is fair to and in the best interests of State of Franklin and its shareholders, including both affiliated and unaffiliated shareholders, and unanimously recommend that shareholders of State of Franklin vote "FOR" the approval of the merger agreement. As used in this proxy statement, the term "affiliated shareholder" means any shareholder who is a director or executive officer of State of Franklin or the beneficial owner of 10% or more of State of Franklin's outstanding common stock, and the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder. State of Franklin's directors and executive officers have indicated that they will vote all of their shares of State of Franklin stock in favor of the merger agreement. As of May 31, 2005, the directors and executive officers of State of Franklin beneficially owned a total of 675,552 shares of State of Franklin common stock, or approximately 38.34% of the total votes eligible to be cast at the meeting. See "State of Franklin Stock Ownership." No other shareholders have disclosed to State of Franklin how they intend to vote on this matter. You should be aware that if holders of only an additional 11.67% of the outstanding shares vote in favor of the Going Private Merger, the proposal will be approved.

Effect of the Going Private Merger Proposal on State of Franklin Shareholders (Page 17)

Shareholders with 3,000 or fewer shares of common stock.

     If the Going Private Merger Proposal is implemented and you are a cashed-out common stock holder (i.e., a shareholder beneficially owning (including certain family ownership) 3,000 or fewer shares of State of Franklin common stock as of the effective time of the Going Private Merger):


     o You will receive cash equal to $25.25 for each share you hold, unless you perfect dissenters rights.

     o After the Going Private Merger, you will have no further interest in State of Franklin with respect to your cashed-out shares, and you will no longer be entitled to vote as a shareholder or share in the assets, earnings, or profits, if any, of State of Franklin. Your only right will be to receive cash for these shares.

     o You will likely not have to pay any service charges or brokerage commissions in connection with the Going Private Merger. However, if you own your shares through a brokerage account, your broker may charge a brokerage fee in connection with the Going Private Merger.

     o All amounts owed to you will be subject to applicable federal and state income taxes and state abandoned property laws.

     o You will not receive any interest on cash payments owed to you as a result of the Going Private Merger.

     o You will receive a transmittal letter from State of Franklin as soon as practicable after the Effective Time. The letter of transmittal will contain instructions on how to surrender your existing certificate(s), if applicable, to State of Franklin for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s), if applicable, in accordance with the instructions provided to you by State of Franklin, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

Shareholders with more than 3,000 shares of common stock.

     If you beneficially own (including certain family ownership) more than 3,000 shares of State of Franklin's common stock as of the effective time of the Going Private Merger, you will continue to hold your shares of State of Franklin common stock after the Going Private Merger, unless you perfect dissenters rights.

Interests of  Officers and Directors in the Going Private Merger (Page 35)

     o the percentage of beneficial ownership of common stock of State of Franklin (including the effect of fully vested and exercisable stock options) held by its officers and directors as a group will increase from 38.34% of the common stock of State of Franklin to approximately 53.54%, a majority ownership, based on their securities holdings as of May 31, 2005;

     o the collective book value as of December 31, 2004, of the shares of State of Franklin common stock held by State of Franklin's officers and directors, as a group (including the effect of fully vested and exercisable stock options), would decrease from approximately $11.9 million on a historical basis to approximately $9.0 million on a pro forma basis;

     o the collective pro rata interest of State of Franklin's officers and directors, as a group, in the net income of State of Franklin for the year ended December 31, 2004, would increase from approximately $0.70 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors including the effect of fully vested and exercisable stock options, as of the record date) to a pro rata interest of approximately $1.41 per share on a pro forma basis (based on the number of shares which State of Franklin anticipates such officers and directors to beneficially own immediately after the Going Private Merger including the effect of fully vested and exercisable stock options).

     o The Going Private Merger will not result in any new employment arrangements or agreements with the current officers of State of Franklin and will not trigger any change of control provisions in existing agreements.

     o Since none of the directors and officers of State of Franklin will be cashed out in the Going Private Merger, they will, therefore, share in the future growth and profits of State of Franklin while unaffiliated shareholders who are cashed out will not.

For a description of the assumptions State of Franklin used in determining the numbers of shares and related percentages that State of Franklin expects to be held by current officers and directors immediately after the Going Private Merger, please see the footnotes under "State of Franklin Stock Ownership."

Shares Held in Street Name (Page 37)

     Any shares owned in street name by a third party for your benefit, but excluding shares owned by this third party for other persons will be added to the number of any shares you may hold directly in record name in determining the number of shares you beneficially own. You will be entitled to retain your shares of State of Franklin common stock in the Going Private Merger only if you certify to State of Franklin that the total number of shares of common stock you beneficially own (including certain family ownership) (whether of record or in street name) is 3,000 or more. The merger agreement has detailed provisions regarding the treatment of shares held in street name. Please read the discussion under "The Merger Agreement - Conversion of Shares in the Going Private Merger" for a description of these provisions as well as the terms of the merger agreement.

                          Summary Financial Information

Summary Historical Consolidated Financial Information

     The following summary historical consolidated financial information of State of Franklin for the fiscal years ended December 31, 2004 and 2003 was derived from the audited consolidated financial statements of State of Franklin. This financial information is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and the consolidated financial statements of State of Franklin and the notes thereto included in our Annual Report on Form 10-KSB for the year ended December 31, 2004.


                         For the years ended December 31

Consolidated Income Statement Data:                    2004             2003
-----------------------------------                    ----             ----


    Total Interest Income                         $14,616,045      $14,219,039

    Total Interest Expense                          6,381,533        6,636,955

    Net Interest Income                             8,234,512        7,582,084

    Income Before Income Taxes                      3,504,480        3,403,875

    Income Tax Expense                                656,321          758,430

    Net Income                                      2,848,159        2,645,445

Per Share Information:
---------------------

    Basic Income per Common Share                       $2.04            $1.90
    Diluted Income per Common Share                     $1.86            $1.77
    Dividends per Common Share                          $0.00            $0.00
    Weighted Avg Diluted Shares
    Outstanding                                     1,529,781        1,494,308

Consolidated Balance Sheet Data:
-------------------------------


    Total Assets                                 296,706,179      $292,054,038

    Shareholders' Equity                          26,273,533        24,490,957

    Bank Tier 1 Capital                           33,337,000        31,351,000

    Consolidated Ratio of Earnings to Fixed Charges:
     Excluding Interest on
     Deposits                                        -17.67%           -58.56%
     Including Interest on
     Deposits                                        170.68%           192.81%

For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of the basic income applicable to common shareholders before income taxes plus fixed charges. "Fixed charges" consist of interest expense on short-term and long-term debt.

Summary Unaudited Pro Forma Consolidated Financial Information

     The following summary unaudited pro forma consolidated income statement data and per share information of State of Franklin for the year ended December 31, 2004 give effect to the Going Private Merger as if it had occurred on January 1, 2004, and the unaudited pro forma consolidated income statement data and per share information for the year ended December 31, 2003, give effect to the Going Private Merger as if it had occurred on January 1, 2003. You should read the summary unaudited pro forma financial information in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement. As described in such assumptions, the pro forma financial data assumes that 500,000 shares of State of Franklin common stock are cashed-out in connection with the Going Private Merger and the expenses of the transaction. The pro forma information set forth below is not necessarily indicative of what State of Franklin's actual financial position or results of operations would have been had the Going Private Merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by State of Franklin in the future.

PRO FORMA CONSOLIDATED INCOME STATEMENT DATA:
                                                       2004             2003
                                                       ----             ----

       Total Interest Income                         14,470,777       14,086,251

       Total Interest Expense                         6,381,533        6,636,955

       Net Interest Income                            8,089,244        7,449,296

       Income Before Income Taxes                     3,359,212        3,271,087

       Income Tax Expense                               601,119          707,970

       Net Income                                     2,758,593        2,563,116

       Basic Income applicable to common
         shareholders                                 2,758,593        2,563,116

    PRO FORMA PER SHARE INFORMATION:

          Basic Income per Common Share                   $3.07            $2.88

          Diluted Income per Common Share                 $2.68            $2.58

          Dividends per Common Share                      $0.00            $0.00

          Weighted Avg Diluted Shares Outstanding     1,029,781          994,308

PRO FORMA CONSOLIDATED BALANCE SHEET DATA:

          Total Assets                              283,706,179      279,054,038

          Shareholders' Equity                       13,183,467       11,408,628

          Bank Tier 1 Capital                        17,578,000       15,212,000

Selected Per Share Financial Information

     The following table sets forth selected historical per share financial information for State of Franklin and unaudited pro forma per share financial information for State of Franklin giving effect to the Going Private Merger as if they had been consummated as of December 31, 2004, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of income statement information. The information presented below is derived from (i) the consolidated historical financial statements of State of Franklin, including the related notes, and (ii) the Unaudited Pro Forma Consolidated
Financial Statements, including the assumptions and related notes, contained elsewhere in this proxy statement. You should read this table together with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement and the consolidated financial statements of State of Franklin and the related notes included in our Annual Report on Form 10KS-B for the year ended December 31, 2004. As described in the assumptions to the Unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 500,000 shares of State of Franklin common stock are cashed-out in connection with the Going Private Merger and the expenses of the transaction. The pro forma information set forth below is not necessarily indicative of what State of Franklin's actual financial position or results of operations would have been had the Going Private Merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by State of Franklin in the future.

    Historical:                                           2004             2003
                                                          ----             ----
     Income per common share:
     Basic                                                $2.04            $1.90
     Diluted                                              $1.86            $1.77
     Dividends per common share                           $0.00            $0.00
     Book Value per common share(1)                      $17.93           $16.71
    Pro Forma:
     Income per common share(2):
     Basic                                                $3.07            $2.88
     Diluted                                              $2.68            $2.58
     Dividends per common share                           $0.00            $0.00
     Book Value per common share(3)                      $13.65           $11.82
---------------------

(1) Historical book value per common share is computed by dividing shareholders' equity at December 31, 2004 by the number of common shares outstanding at each date.

(2) Pro forma earnings per common share is computed by dividing the pro forma net income by the historical weighted average shares outstanding for the respective periods less the 500,000 shares of State of Franklin common stock assumed to be acquired for cash in the Going Private Merger.

(3) Pro forma book value per common share is computed by dividing pro forma shareholders' equity at December 31, 2004, by the number of common shares outstanding at each date, less the 500,000 shares of State of Franklin common stock assumed to be acquired for cash in the Going Private Merger.

Per Share Market Price

     There is no current public market for the State of Franklin common stock and after the Going Private Merger, there will continue to be no public market for the common stock. State of Franklin's common stock is not currently listed on any exchange. Trades do occur from time to time in the over-the-counter bulletin board. The chart below is based on management's information regarding transactions of which it is aware which occur from time to time.

                                                             High           Low
                                                            ------         -----
    Year ended December 31, 2004:
    First quarter........................................  $20.00         $20.00
    Second quarter.......................................  $22.00         $20.00
    Third quarter........................................  $22.00         $22.00
    Fourth quarter.......................................  $25.00         $22.00

    Year ended December 31, 2003:
    First quarter........................................  $18.00         $18.00
    Second quarter.......................................  $20.00         $18.00
    Third quarter........................................  $20.00         $19.50
    Fourth quarter.......................................  $22.50         $20.00


The last sale price of common stock know to management that occurred prior to the public announcement of the transaction was $22.00 per share on January 5, 2005. State of Franklin has not declared or paid a dividend on its common stock during any of the time periods set forth above, and does not intend to do so in the foreseeable future.


     During the past two years the executive officers and directors have have purchased a total of 13,572 shares of State of Franklin common stock at purchase prices ranging from $18.00 to $22.00 per share. Average prices paid for shares of common stock by the officers and directors during the last two years during each quarter and the number of shares they purchased are as follows:

                                          Purchaser            Shares Purchased
                                          ---------            ----------------
2003 (1)
First Quarter ($18.00)............Charles E. Allen, Jr.               1,800
Second quarter ($19.02)...........Charles E. Allen, Jr.                 470
                                  Kenneth E. Cutshall                 1,300
                                  Alan R. Hubbard                     1,000
Third quarter ($20.00)............Charles E. Allen, Jr.               1,352
                                  Kenneth E. Cutshall                   800
                                  Alan R. Hubbard                     1,000
Fourth quarter ($20.72)...........Charles E. Allen, Jr.                 100
                                  Kenneth E. Cutshall                   250
                                  Donald R. Jeanes                      900
2004(1)
First quarter ($20.00)............Charles E. Allen, Jr.               2,600
Second quarter ($22.00)...........Kenneth E. Cutshall                 1,100
Third quarter($22.00).............Alan R. Hubbard                       200
Fourth quarter($22.00)............Charles E. Allen, Jr.                 200
                                  Alan R. Hubbard                       500
---------------------

(1) The average price per share paid during the quarter is in parentheses.

     During the past 60 days, the only director or executive officer of State of Franklin or Merger Corp. to engage in a transaction involving the common stock of State of Franklin was Kenneth E. Cutshall, who purchased shares on four occasions: 600 on April 12, 2005; 500 on April 29, 2005; 200 on May 4, 2005 and
800 on June 16, 2005; all at a price of $25.25 per share.

                 Statement Regarding Forward-Looking Information

     "Forward-looking statements" are those statements that describe our beliefs and expectations about the future. We have identified forward-looking statements by using words such as, "anticipate," "believe," "could," "estimate," "may,"
"expect," and "intend." Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this proxy statement and other documents filed with the Securities and Exchange Commission. These types of statements may prove to be incorrect. Further, the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act do not apply to the Going Private Merger.

     PROPOSAL 1 -- Approval of the Merger Agreement

                                 SPECIAL FACTORS

Background of the Going Private Merger Proposal

     Of State of Franklin's approximately 1,200 current record common stock holders, approximately 950, or approximately 80%, beneficially own (including certain family ownership) 3,000 or fewer shares. Collectively, the approximately 950 record holders of common stock who beneficially own (including certain family ownership) 3,000 or fewer shares own an aggregate of approximately 500,000 shares of common stock, representing approximately 34% of State of Franklin's outstanding shares of common stock. The Board of Directors and State of Franklin's management are of the view that the recurring expense and burden of maintaining so many relatively small shareholder accounts, coupled with the costs and regulatory burden associated with maintaining registration of State of Franklin's common stock under Section 12 of the Exchange Act, is not cost efficient for State of Franklin.

     The common stock of State of Franklin is not listed on any national securities exchange and, to the knowledge of the Board of State of Franklin, there are no market makers in State of Franklin common stock. Accordingly, there is very limited trading of the common stock, which may be due, in part, to the relatively few number of holders owning State of Franklin common stock. Approximately 38.34% of State of Franklin common stock is beneficially owned or controlled by the executive officers and directors of State of Franklin, including approximately 12.61% of such stock held by the Employee Stock Ownership Plan. This limited trading market has not allowed State of Franklin shareholders to recognize the primary benefit which should be available to shareholders of a publicly traded company, which is the ability to buy and sell stock in a liquid market in which accurate and timely pricing information is readily available.

     Although State of Franklin shareholders are provided some benefit due to State of Franklin being a publicly traded company, the Board of State of Franklin has determined that compliance with increasingly stringent reporting and auditing requirements provides many disadvantages to off-set this benefit. As a "reporting company" under the Exchange Act, State of Franklin is obligated to prepare and file with the SEC annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and proxy statements that comply with Section 14 of the Exchange Act, in addition to other reports and forms from time to time. In the wake of the Enron and WorldCom scandals, State of Franklin is subject to increased and constantly changing regulatory requirements under the Sarbanes-Oxley Act of 2002. Compliance with these SEC reporting and audit requirements and increased regulatory restrictions diverts the time of senior management and financial staff from other business of State of Franklin. Also, as a result of these increased and changing legislative requirements, outside legal, auditing and accounting costs continue to rise and are anticipated to continue to rise in the future.

     The time that State of Franklin management spends on preparation of required reports and compliance with the new SEC regulations could be more productively spent on other business matters that bear a more direct relationship to State of Franklin's operations and profitability. State of
Franklin believes that becoming a private company will enhance State of Franklin's operating flexibility and resources to focus upon the long-range plans for State of Franklin and the needs of its customers. Also, due to State of Franklin's status as a bank holding company which owns a state chartered savings bank, it will continue to be extensively regulated under other federal and state laws. State of Franklin will continue to be subject to periodic reporting requirements and inspections from certain regulatory agencies, including the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve and the Department of Financial Institutions of the State of

Tennessee.

     Additionally, all of the community bank competitors of State of Franklin in our market area are not publicly-reporting companies as none are subject to the Exchange Act. We believe this is a competitive disadvantage in light of the increased expenses we incur as a reporting company.

     The Board of Directors determined that more than 3,000 shares of common stock was an appropriate threshold to remain a shareholder after the Going Private Merger. Although State of Franklin could have accomplished this "going private" transaction utilizing a slightly lower threshold than 3,000 shares of common stock, the Board chose the 3,000 share threshold for several reasons. State of Franklin's Board believes that it is necessary to reduce State of Franklin's number of common stock record holders to ensure that it is initially set at a number substantially under 300 so that State of Franklin, as a privately held Tennessee corporation, does not become subject to the Exchange Act reporting requirements as a result of future small transactions which would expand the shareholder base. The Board believes that reducing the number of shareholders to approximately 250 record holders assures the reduction of the recurring expense of maintaining so many relatively small shareholder accounts.

     In making this determination, the Board of Directors considered other means of achieving the same result but rejected these alternatives because the Board believed that the Going Private Merger Proposal would be simpler and less costly. These alternatives were:

o A tender offer at a similar price per share. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record shareholders so as to accomplish the going private objective and reducing recurring costs. The Board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares. The tender offer could be more costly than the Going Private Merger in that it is likely not to be successful and an additional transaction would be required to accomplish the reduction in the number of shareholders.

o A reverse stock split. This alternative would accomplish the objective of reducing the number of record shareholders, assuming approval of the reverse stock split by State of Franklin's shareholders. In a reverse stock split, State of Franklin would acquire the interests of the cashed-out shareholders by means of an amendment to State of Franklin's Charter to reduce the number of issued and outstanding shares of common stock such that the cashed-out shareholders would own less than one full share of State of Franklin common stock. State of Franklin would then distribute cash for the resulting fractional share interests. A reverse stock split would likely be more costly as it would require an additional transaction to accomplish a forward split at the conclusion of the reverse stock split and would involve more expense related to the reissuance of stock certificates to remaining shareholders.

     Although a reverse stock split and a merger transaction likely would achieve the same results of eliminating record shareholders, the Board chose to engage in a merger transaction because the Board believed that the merger transaction would be a simpler way to reduce State of Franklin's total number of shareholders and become a privately held company. If State of Franklin had engaged in a reverse stock split, all shareholders who owned 3,000 or fewer shares of common stock would have owned less than one share after the reverse stock split was completed. Then, State of Franklin would have repurchased all fractional shares from shareholders owning less than one full share. The result of this would be similar to a freeze-out merger in that all shareholders who own 3,000 or fewer shares of common stock before the transaction would have received cash for their shares. However, in order for those shareholders who owned more than 3,000 shares of common stock before the transaction to continue to own their same number of shares after the transaction, State of Franklin would have to engage in a forward stock split immediately following its reverse stock split. Although a reverse stock split immediately followed by a forward stock split would have the same effect as a merger transaction, the Board elected to structure the transaction as a merger because it was the less complex alternative.

o Sale of the company. The Board of Directors believes the sale of State of Franklin would not be in the best interests of the shareholders, its customers, employees and community. State of Franklin has successfully served its target market by diligently pursuing its community bank business model. Our locally based management has been able to serve our customer base successfully and profitably and we have managed to steadily increase our assets through controlled growth. At this time we do not feel it in the best interests of our shareholders to abandon this model. As a result we have not solicited nor have we received any unsolicited third party bids or firm offers and we have not engaged in any specific discussions with potential purchasers.

     The Going Private Merger Proposal is being made at this time because the sooner the proposal can be implemented, the sooner State of Franklin can cease to incur the expenses and burdens of public reporting and the sooner shareholders who are entitled to receive cash in the merger can make use of such cash payments. After consideration of the various alternatives described above, the Board determined that the Going Private Merger Proposal was the best choice for the shareholders and State of Franklin. Significantly, State of Franklin estimates that following the proposed Going Private Merger, it will have approximately 250 holders of record of common stock, comfortably below the minimum of 300 shareholders of record requiring registration under federal securities laws.

     The Sarbanes-Oxley Act provisions became applicable to State of Franklin commencing with its enactment in July 2002, which provisions resulted in increased costs and increased regulatory burden on State of Franklin's management. During 2003 and 2004 the estimated burden and costs to State of Franklin of being a public company and complying with the Sarbanes-Oxley Act is estimated at $150,000 annually. For the years beginning 2005 and thereafter, the additional estimated burden and costs associated with the regulatory requirements of Section 404 of the Sarbanes-Oxley Act is approximately $150,000 annually, for a total estimated burden and costs of approximately $300,000 beginning in late 2005.

     From time to time during 2004, Chairman Charles E. Allen, Jr., had read articles in various banking industry publications and in the general press related to the effect on community banks of compliance with the Sarbanes-Oxley Act. He and President Randal R. Greene had discussed this information and attended a seminar focusing on alternatives available to community banks in light of the compliance burden. Due to the significant annual cost of being a public company and the increasing burden and cost anticipated in the future, management recommended from a financial standpoint that the Board consider the option of going private. Based on the recommendation of State of Franklin's management, the Board determined to consider the possibility of becoming a private company. The Board did not elect to form a special committee to consider, structure and later approve the Going Private Merger because all the members of the Board are interested parties because they will continue as shareholders of State of Franklin after the completion of the Going Private Merger.

     On December 17, 2004, the Board, at its regular meeting, discussed this matter, State of Franklin's securities counsel was present and led the discussion and presented information concerning the going private process and various issues and considerations related to that process. Securities counsel reviewed the alternative means of effectuating a going private transaction as well as the fiduciary duties of the Board of Directors. Securities counsel also discussed applicable corporate and securities law matters applicable to a going private transaction, including the dissenters rights of shareholders. At this meeting the Board considered the alternative means of reducing the number of shareholders to a level which would permit it to suspend its SEC reporting obligations. The Board also considered the direct and indirect costs to State of Franklin of remaining a reporting company. At the conclusion of that meeting, the Board agreed to explore further a possible Going Private Merger, including the engagement of a financial advisor for the transaction. On January 10, 2005, the Board engaged Sheshunoff to advise the Board in connection with the potential transaction.

     The Board did not pursue a possible sale to or merger with a third party in connection with addressing these issues. Such a sale or merger would involve a strategic change of direction for State of Franklin, which the Board does not believe is appropriate in dealing with a non-strategic issue involving administrative costs and regulatory burdens. The Board believes that the current proper course of action for State of Franklin is to continue to operate as an independent community bank and to work to achieve its potential as a competitive community bank in its market area. The Board believes that the proposed Going Private Merger is consistent with this strategic objective.


     At its regular meeting on March 23, 2005, the Board discussed in detail the valuation letter, dated February 3, 2005, which Sheshunoff had submitted to management. This valuation letter is attached to this proxy statement as Annex
D. The Board reviewed the letter and the Board believed the valuation was within the range of reasonableness for purposes of financing a potential transaction. The Board, based on its review of the letter and its attached schedule, decided not to request a formal written report from Sheshunoff, even though the letter proposed that Sheshunoff subsequently would prepare a formal written report. The Board did not request the formal written report related to the potential going private transaction because Sheshunoff had previously prepared a fair market valuation of the shares of common stock held by State of

Franklin's Employee Stock Ownership Plan and the Board had access to the related schedules prepared for that fair market valuation when it later set the cash-out price for the going private transaction. These schedules have been filed as an exhibit to State of Franklin's Schedule 13E-3 filed with the SEC. The Board resolved to continue to pursue a going private transaction, subject to determining the final cash-out price and the total amount of equity involved. The Board approved a preliminary time schedule submitted by its securities counsel for the going private transaction and authorized its counsel to draft the necessary proxy statement and related documents to be filed with the SEC.


     At its April 6, 2005 special meeting, the Board met to consider the merger agreement. Securities counsel and representatives of Sheshunoff participated in the meeting. Sheshunoff provided general background on the overall performance of financial institutions over the last three years. Sheshunofff also reviewed and compared certain pricing ratios and selected financial data for State of Franklin and for the indexes of publicly traded financial institutions in the Southeastern United States.

     Sheshunoff presented the Board with information regarding

     (i) trading history, including volume and prices of State of Franklin's common stock,
     (ii) peer group analyses of trading prices and underlying values with respect to State of Franklin's common stock,
     (iii) dividend discount valuations of the common stock, and
     (iv) summary information regarding premiums paid by other companies in connection with going private transactions. The information presented to the Board by Sheshunoff regarding this financial analysis is described more fully below in the section entitled "Opinion of Financial Advisor."


     Sheshunoff reviewed in detail with the Board the financial aspects of the proposed transaction, including Sheshunoff's valuation letter dated February 3, 2005, which stated Sheshunoff's determination of fair value of $25.25 per share for the common stock of State of Franklin. In addition, securities counsel reviewed in detail with the Board the definitive merger agreement and all related documents, copies of which were delivered to each director before the date of the meeting. Following extensive review and discussion, the Board unanimously approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and related documents. In addition, the Board resolved to cash-out the common stock in the Going Private Merger, for all holders of 3,000 or fewer shares, and at a price per share of $25.25. Sheshunoff then delivered its opinion that the merger consideration of $25.25 per share was fair to all State of Franklin shareholders from a financial point of view. The Board considered this opinion carefully as well as Sheshunoff's experience, qualifications and interest in the proposed transaction. The Board determined that the cost of cashing-out the common stock and the related fees and expenses of the Going Private Merger would be funded from $8.0 million of cash on hand from a trust preferred stock offering completed in 2001 and a $5.0 million dividend from the Bank to State of Franklin.


     Reasons for the Going Private Merger

     State of Franklin's primary reason for the Going Private Merger is to cash-out the equity interests in State of Franklin of the approximately 950 record and beneficial holders of common stock that, as of the effective time of the Going Private Merger, own 3,000 or fewer shares of common stock at a price determined to be fair by the entire Board of Directors. This will reduce the number of holders of common stock of record of State of Franklin to approximately 250 persons and relieve State of Franklin from the administrative burden, cost and regulatory burden associated with filing reports and otherwise complying with the requirements of registration under the Exchange Act. This will be accomplished by State of Franklin deregistering its common stock under the Exchange Act. See "Background of the Going Private Merger Proposal" and "Effects of the Going Private Merger" for a discussion regarding the burden of registration of the State of Franklin common stock and the intended benefits to State of Franklin of the Going Private Merger Proposal. If the Going Private Merger is implemented, the officers and directors of State of Franklin (and other holders of more than 3,000 shares of common stock) will increase their percentage ownership of common stock of State of Franklin.

     The Going Private Merger will provide those shareholders with 3,000 or fewer shares of common stock with a cost-effective way to cash-out their investments, because State of Franklin will pay all transaction costs in connection with the Going Private Merger. Although State of Franklin intends to pay all transaction costs in connection with the Going Private Merger, shareholders still may be charged a brokerage fee by their broker in connection with the Going Private Merger.

Moreover, State of Franklin will benefit from substantial future cost savings as a result of the Going Private Merger, as more fully described below.

     In addition, the Going Private Merger will be a possible step toward State of Franklin's being able to make a future election for tax purposes to be taxed as a partnership under the provisions of SubChapter S, specifically Section 1361 of the Internal Revenue Code. SubChapter S status, which has been elected by over 2,100 financial institutions in the United States as reported by the SubChapter S Registry published by the American Bar Association, provides for no taxation at the company or bank level, with taxable income, losses and other taxable attributes allocated directly to shareholders. A SubChapter S election may only be made with the consent of the company and of all persons who are the shareholders of the company. This determination would be made in the future by the Board of Directors of State of Franklin and all of the then shareholders based upon State of Franklin's financial condition, capital adequacy and other factors.

     The Board believes that the disadvantages of having State of Franklin continue to be a public company outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, State of Franklin is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) of its status as a public company.

     State of Franklin incurs direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies. State of Franklin incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings. Since State of Franklin has relatively few executive personnel, these indirect costs can be substantial. State of Franklin's direct and indirect costs related to being a public company are estimated to approximate $300,000 annually as follows:

Independent accountants                                              $175,000
SEC counsel                                                            25,000
Printing, mailing and other internal/external expenses                100,000
                                                                      -------
         Total                                                       $300,000
                                                                      =======

     In light of these costs, the Board believes that it is in the best interests of State of Franklin and its shareholders to eliminate the administrative burden and costs and regulatory burden associated with being a public company.

     Although many of these factors have existed for some time, State of Franklin began to consider the Going Private Merger during calendar year 2004, and based upon an analysis of its options, risks and expenses relating to remaining a public company, which is detailed in this proxy statement, approved the Going Private Merger Proposal. Another reason the Board approved the Going Private Merger Proposal is the continued illiquidity of the State of Franklin stock. You should read the discussion in the section above entitled "Background of the Going Private Merger Proposal" for more information relating to the background of the Going Private Merger Proposal and State of Franklin's reasons for the Going Private Merger Proposal.

     The Board has determined that the Going Private Merger Proposal is the most expeditious and economical way of liquidating the holdings of shareholders having small share positions and changing State of Franklin's status from that of a public company to that of a privately-held, non-reporting company. You should read the discussion under "Recommendation of the Board of Directors; Fairness of the Going Private Merger Proposal" for more information regarding the Board's reasons for the Going Private Merger Proposal.

     The Going Private Merger Proposal, if approved, will have divergent effects depending on whether you beneficially own (including certain family ownership) more than 3,000 shares of State of Franklin common stock or 3,000 or fewer shares of common stock as of the Effective Time. You should read the discussions under "Effects of the Going Private Merger," "Recommendation of the Board of Directors; Fairness of the Going Private Merger Proposal"; and "The Merger Transaction" for more information regarding the effects of the Going Private Merger.

     The Going Private Merger is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will make State of Franklin eligible to terminate its reporting requirements under Section 12(g) of the Exchange Act.
State of Franklin intends to deregister its shares of common stock under the Exchange Act immediately following the effective time of the Going Private Merger. In connection with the Going Private Merger Proposal, State of Franklin and Merger Corp. have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC . Effects of the Going Private Merger

Effects of the Going Private Merger

     Effects on State of Franklin

     The Going Private Merger will have various effects on State of Franklin, as described below.

Reduction in the Number of Shareholders and Effect on the Number of Outstanding Shares

     State of Franklin believes that the Going Private Merger will reduce its number of record common stock holders to from approximately 1,200 to 250. After the completion of the Going Private Merger and the private placement offering, the number of outstanding shares of common stock will be approximately 965,000 compared to 1,481,462 outstanding shares of common stock immediately before the Going Private Merger.

Transfer of Book Value

     Because

     (i) the price to be paid to holders who beneficially own (including certain family ownership) 3,000 or fewer shares of common stock will be $25.25 per share;

     (ii) the number of shares of common stock expected to be cashed-out as a result of the Going Private Merger is estimated to be approximately 500,000;

     (iii) the total cost to State of Franklin (including expenses) of effecting the Going Private Merger is expected to be approximately $13.0 million; and

     (iv) at December 31, 2004, aggregate shareholders' equity in State of Franklin was approximately $23.6 million, or $17.93 per share, State of Franklin expects that, as a result of the Going Private Merger:

     o    aggregate shareholders' equity of State of Franklin as of December 31,
          2004,  would  be  reduced  from  approximately   $26.3  million  on  a
          historical basis to approximately $13.2 million on a pro forma basis;

     o the book value per share of common stock as of December 31, 2004, would be reduced from approximately $17.93 per share on a historical basis to approximately $13.65 per share on a pro forma basis;

Becoming a Privately Held Company

     The common stock of State of Franklin is currently registered under the Exchange Act. The Exchange Act registration may be suspended by State of Franklin if its common stock is no longer held of record by 300 or more shareholders. Elimination of registration of the common stock of State of Franklin under the Exchange Act would substantially reduce the information required to be furnished to the shareholders of State of Franklin and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to it. Accordingly, State of Franklin estimates it will eliminate costs and expenses associated with continued Exchange Act registration, which it estimates to be approximately $300,000 on an annual basis.

     With respect to the executive officers and directors of State of Franklin, once the Going Private Merger is completed and State of Franklin deregisters its common stock:

     o executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16, and

     o executive officers and directors of State of Franklin may be deprived of the ability to dispose of their shares of common stock in accordance with Rule 144 under the Securities Act.

Effect on Market for Shares.

     There is no current public market for the State of Franklin common stock and after the Going Private Merger, there will continue to be no public market for the common stock. State of Franklin's common stock is not currently listed on any exchange. Trades do occur from time to time in the over-the-counter bulletin board.

Financial Effects of the Going Private Merger; Financing of the Going Private Merger.

     State of Franklin expects that the Going Private Merger will not have any material adverse effect on the capital adequacy, liquidity, results of operations or cash flow of State of Franklin. Because State of Franklin does not currently know the actual number of shares which will be cashed-out in the Going Private Merger, State of Franklin does not know the total amount of cash to be paid to common shareholders by State of Franklin in the Going Private Merger, but State of Franklin estimates it to be approximately $12.6 million. You should read the discussion under "The Merger Transaction - Fees and Expenses for the Going Private Merger" for a description of the fees and expenses State of Franklin expects to incur in connection with the Going Private Merger.

     State of Franklin expects to be able to finance the cash amount to be paid to common shareholders in the Going Private Merger from $8.0 million of cash on hand from a trust preferred stock offering completed in 2001 and a $5.0 million dividend from the Bank to State of Franklin.

     Effects on Officers and Directors of State of Franklin.

     As a result of the Going Private Merger, State of Franklin expects that

(a) the percentage of beneficial ownership of common stock of State of Franklin (including the effect of fully vested and exercisable stock options) held by its officers and directors as a group will increase from 38.34% of the common stock of State of Franklin to approximately 53.54% based on their securities holdings as of May 31, 2005;

(b) the collective book value as of December 31, 2004, of the shares of State of Franklin common stock held by State of Franklin's officers and directors, as a group (including the effect of fully vested and exercisable stock options), would decrease from approximately $11.9 million on a historical basis to approximately $9.0 million on a pro forma basis; and

(c) the collective pro rata interest of State of Franklin's officers and directors, as a group, in the net income of State of Franklin for the year ended December 31, 2004, would increase from approximately $0.70 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors including the effect of fully vested and exercisable stock options, as of the record date) to a pro rata interest of approximately $1.41 per share on a pro forma basis (based on the number of shares which State of Franklin anticipates such officers and directors to beneficially own immediately after the Going Private Merger including the effect of fully vested and exercisable stock options).

(d) Since none of the directors and officers of State of Franklin will be cashed out in the Going Private Merger they will, therefore, share in the future growth and profits of State of Franklin while unaffiliated shareholders who are cashed out will not.

For a description of the assumptions State of Franklin used in determining the numbers of shares and related percentages that State of Franklin expects to be held by current officers and directors immediately after the Going Private Merger, please see the footnotes under "State of Franklin Stock Ownership."

     Effects on Unaffiliated Shareholders.

     The Going Private Merger will have various effects on shareholders who are not affiliates of State of Franklin, as described below. The effects of the Going Private Merger to an unaffiliated shareholder will vary based on whether or not the unaffiliated shareholder's shares will be cashed-out in the Going Private Merger. Unaffiliated shareholders beneficially owning (including certain family ownership) 3,000 or fewer shares of common stock immediately before the effective time of the Going Private Merger will, upon consummation of the Going Private Merger:

     o receive $25.25 per share in cash, unless they perfect dissenters rights;

     o no longer have any equity interest in State of Franklin and therefore will not participate in its future potential earnings or growth, if any;

     o not be able to acquire an equity interest in State of Franklin unless they purchase shares from existing shareholders, other than upon the exercise of stock options; and

     o be required to pay federal and, if applicable, state and local income taxes on the cash gain, if any, received in the Going Private Merger; or, alternatively, may have a tax loss that can be used to offset capital gains or taxable income in future periods.

     Potential disadvatages on unaffiliated State of Franklin shareholders who remain as shareholders if the Going Private Merger is effected include:

     o Decreased access to information. If the Going Private Merger and the deregistration of common stock is effected, State of Franklin will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of
          Section 16.

     o Decreased liquidity. The liquidity of the shares of common stock held by unaffiliated shareholders may be adversely affected by the Going Private Merger.

     Effect on Shareholders of the Going Private Merger

     If approved at the annual meeting, the Going Private Merger will affect State of Franklin shareholders as follows after completion:

Shareholder as of Effective Time of the Going Private Merger           Net Effect After Going Private Merger
-------------------------------------------------------------          -------------------------------------
Shareholders beneficially owning (including certain family             Shares of common stock will be retained
ownership) more than 3,000 shares of State of Franklin
common stock

 Shareholders beneficially owning (including certain family Shares of common stock will be cashed-out at a price ownership) 3,000 or fewer shares of State of Franklin common stock of $25.25 per share

     As described under "Approval of the Merger Agreement - Conversion of Shares in the Going Private Merger," the merger agreement contains specific provisions regarding the treatment of shares held in nominee form, or "street name". In determining the number of shares held beneficially in street name by any shareholder, State of Franklin may, in its discretion, rely on "no objection" lists provided by any nominee holder. Further, after the effective time of the Going Private Merger, State of Franklin will deliver to each shareholder who would appear to be entitled to receive cash in the Going Private Merger in consideration for his or her shares, a letter of transmittal requesting certain information from such shareholder and requiring the shareholder to certify as to the number of shares actually beneficially owned (including certain family ownership), whether in registered form or in street name. Letters of transmittal will be delivered to any shareholder who (a) beneficially owns of record 3,000 or fewer shares of common stock or (b) according to records made available to State of Franklin from the nominee holder for any shares held in street name, holds 3,000 or fewer shares of common stock in street name or holds shares in street name and with respect to which State of Franklin is not provided by the nominee holder the number of shares so held.

     Shareholders who retain their shares of common stock will be issued new share certificates for shares of restricted common stock. These new share certificates will be affixed with a restrictive legend to the effect that such shares have not been registered with the SEC and may not be transferred without such registration or in reliance on an exemption from such registration.

In general, the Going Private Merger can be illustrated by the following examples:



Hypothetical Scenario                                            Result
---------------------                                            ------

Ms. Smith is a registered shareholder who holds 1,000 shares     Ms. Smith's 1,000 shares of common stock will be canceled
of State of Franklin common stock in certificate form at the     and converted into the right to receive cash in the amount
effective time of the Going Private Merger. Ms. Smith holds      of $25.25 per share.
no other shares
-------------------------------------------------------------     --------------------------------------------------------------

Mr. Brown holds 1,000 shares of State of Franklin common         Mr. Brown's 1,000 shares of common stock will be cancelled
stock in his individual brokerage account as of the effective    and converted into the right to receive cash in the amount
time of the Going Private Merger. Mr. Brown holds no other       of $25.25 per share.
-------------------------------------------------------------   --------------------------------------------------------------

Mr. Jones is a registered shareholder who holds 2,000 shares     If either State of Franklin or Mr. Jones can establish to State
of State of Franklin common stock in certificate form and        of Franklin's satisfaction that he in fact holds more than
1,500 shares of common stock in his individual brokerage         3,000 shares, Mr. Jones' 3,500 shares will remain
account as of the effective time of the Going Private Merger.    outstanding after the Going Private Merger. Otherwise,
Mr. Jones holds no other shares.                                 State of Franklin will presume that all of the shares of
                                                                 common stock are held by a holder of 3,000 or fewer shares of common stock and were therefore converted into the right to receive cash in an amount equal to $25.25 per share. However,
                                                                 Mr. Jones will be able to rebut the presumption that his shares were cashed out in the Going Private Merger by certifying
                                                                 in the letter of transmittalsent to him after the effective time of the Going Private Merger that he holds more than 3,000
                                                                 shares of common stock and providing State of Franklin such other information as it may request to verify that fact.

                                                                 (Note: If either Ms.Smith or Mr.Brown wants to continue
                                                                 his or her investment in State of Franklin, she or he can
                                                                 acquire at least 2,001 shares of State of Franklin common
                                                                 stock (preferably in his or her record account so as to make it more readily apparent that he or she holds more than 3,000 shares). Such acquisition should be completed by
                                                                 ___________ __, 2005 so that it is registered on the books of
                                                                 State of Franklin before the effective time of the Going Private
                                                                 Merger.
------------------------------------------------------------     --------------------------------------------------------------

Recommendation of the Board of Directors; Fairness of the Going Private Merger Proposal

     The Board believes that the Going Private Merger Proposal, taken as a whole, is fair to, and in the best interests of, State of Franklin and its shareholders, including unaffiliated shareholders and both shareholders who will receive cash in the Going Private Merger and those who will continue to hold their shares of common stock of State of Franklin after the Going Private Merger. The Board also believes that the process by which the transaction is to be approved is fair. The Board recommends that the shareholders vote for approval of the Going Private Merger Proposal. Each member of the Board and each officer of State of Franklin who owns shares of stock have advised State of Franklin that he intends to vote his shares in favor of the Going Private Merger Proposal. As of May 31, 2005, the directors and officers of State of Franklin beneficially owned a total of 675,552 shares of State of Franklin common stock or approximately 38.34% of the total shares entitled to vote at the Meeting. Accordingly, if holders of only an additional 11.67% vote in favor of the Going Private Merger Proposal, the Proposal will be approved. No other shareholders have disclosed to State of Franklin how they intend to vote on the Going Private Merger Proposal.

     The Board has retained for itself the absolute authority to reject (and not implement) the Going Private Merger Proposal (even after approval by shareholders) if it determines that the Going Private Merger Proposal is not then in the best interests of State of Franklin and its shareholders. Such a determination by the Board would likely be limited to the occurrence of an event that would have a material adverse effect on the financial condition or results of operations of State of Franklin. The Board does not anticipate the occurrence of any such event.

     The Board has unanimously approved the Going Private Merger Proposal. The Board considered a number of factors in determining to approve the merger agreement. State of Franklin's primary reason for the Going Private Merger is to enable it to deregister its shares of common stock under the Exchange Act. The Board considered the views of management relating to cost savings to be achieved by no longer being a public company. State of Franklin's management determined that cost savings of approximately $300,000 per year could be achieved if State of Franklin becomes a private company, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with registration of the common stock under the Exchange Act. The Board also considered the administrative and regulatory burden of being a public company, particularly the provisions of the recently enacted Sarbanes Oxley Act. Similarly, the Board also considered the decrease in the expense associated with a high number of shareholders holding relatively small positions in its common stock after the Going Private Merger. The Board also considered the effect that becoming private would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the Board determined that, even as a publicly-traded corporation, there is a very limited market for the shares of State of Franklin's common stock, especially for sales of large blocks of shares, and that State of Franklin's shareholders derive little benefit from State of Franklin's status as a publicly-held corporation. The Board determined that the cost savings and reduced administrative and regulatory burden on management to be achieved by becoming a private company outweighed any potential disadvantages from becoming a private company.

     The Board considered several alternative transactions to accomplish the proposed going-private transaction but ultimately approved the Going Private Merger Proposal. Please read the discussion above entitled "Background of the Going Private Merger Proposal" for a description of these alternatives considered by the Board.

     The Board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Going Private Merger Proposal to our shareholders, including both affiliated and unaffiliated shareholders. The Board also engaged the services of an independent financial advisor to provide a valuation of State of Franklin's stock as well as to render a fairness opinion regarding the transaction. The Board did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors.

     o Historical Market Prices of State of Franklin's Common Stock. State of Franklin's common stock is not listed or quoted on any exchange. Trades do occur from time to time in the over-the-counter bulletin board. Management is aware of other transactions in our stock which occur from time to time. In addition an annual independent valuation of the common stock of State of Franklin is conducted by an outside consultant for purposes of valuing the common stock for the Employee Stock Ownership Plan. Based on the trading data of which management is aware including public, electronic sources, there were 24,365 shares traded at a weighted average price of $21.75 in 2004. The stock traded on 30 days out of 252 trading days. The total number of shares traded over the year represents 1.8% of the total shares outstanding. The last sales price of common stock known to management that occurred prior to the public announcement of the transaction was $22.00 per share on January 5, 2005. You should read the discussion under "Summary Financial Information -- Per Share Market Price" for more information about our stock prices.

     o Net Book Value. As of December 31, 2004, the book value per share of outstanding common stock was approximately $17.93. Although book value was a factor that was considered by the Board among others in determining the consideration to be paid to cashed-out shareholders in the Going Private Merger, the Board determined that it was not directly relevant in that book value approximates a liquidation value and liquidation is generally not a viable alternative for a financial institution. However, the Board noted that the per share cash price of $25.25 payable in the Going Private Merger reflected a multiple of over 1.40x State of Franklin's December 31, 2004, book value per share.

     o Independent Valuation. The Board engaged Sheshunoff to render a valuation of State of Franklin's common stock. Sheshunoff's valuation indicated that as of December 31, 2004, the fair value of State of Franklin's common stock was $25.25 per share. The Board elected to pay common stock holders $25.25 per share, consistent with the fair value determined by Sheshunoff. Please see Annex D attached to this proxy statement.

     o Going Concern Valuation. Due to the nature of their operations, financial institutions cannot be liquidated in an efficient manner; accordingly, the Board considered the Sheshunoff analysis of State of Franklin as a going concern. For more information .please see the section below entitled "Opinion of Financial Advisor."
     o Opinion of Financial Advisor. The Board considered the opinion of Sheshunoff rendered to the Board on April 6, 2005 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the cash consideration of $25.25 per share of common stock to be paid in the Going Private Merger is fair, from a financial point of view, to the shareholders of State of Franklin, including unaffiliated shareholders and both shareholders who will receive cash in the Going Private Merger and those who will continue to hold shares of common stock after the Going Private Merger. The Board also reviewed and considered the financial analyses presented to the Board in connection with such opinion and adopted the financial advisor's conclusions and analyses as its own. You should read the discussion under "Opinion of Financial Advisor" and Annex B to this proxy statement for more information relating to this opinion and the related financial analyses.

     o Opportunity to Liquidate Shares of Common Stock. The Board considered the opportunity the Going Private Merger Proposal presents for shareholders owning 3,000 or fewer shares of common stock to liquidate their holdings without paying commissions or transaction costs, except any applicable brokerage fees if the shares are held in a brokerage account, particularly given the relatively illiquid market for shares of State of Franklin's common stock.

     In connection with its deliberations, the Board did not consider, and did not request that its financial advisor evaluate, State of Franklin's liquidation value. As noted above, financial institutions cannot be liquidated in an efficient manner. The Board did not view State of Franklin's liquidation value to be a relevant measure of valuation, given that the merger consideration significantly exceeded the book value per share of State of Franklin, and it was the Board's view that State of Franklin is more valuable as a going concern than its net book value per share of $17.93 as of December 31, 2004. However, book value per share is a historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share.

     No firm offers, of which the Board is aware, have been made during the preceding two years for (i) the merger or consolidation of State of Franklin into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of State of Franklin, or (iii) the purchase of a number of shares of common stock that would enable the holder to exercise control of State of Franklin. After consideration of all this information, the Board determined that a fair price to be paid to cashed-out holders of common stock in the Going Private Merger is $25.25 per share.

     The Going Private Merger is not structured so that approval of at least a majority of unaffiliated shareholders is required. The Board determined that any such voting requirement would usurp the power of the holders of at least a majority of State of Franklin's voting power represented at the meeting to consider and approve the merger agreement as provided under Tennessee law, State of Franklin's charter documents and the terms of the merger agreement. The Board also considered such a provision unnecessary in light of the right of shareholders, whether affiliated or unaffiliated, to dissent from the Going Private Merger and receive cash for their shares. No independent committee of the Board has reviewed the fairness of the Going Private Merger Proposal. No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the Going Private Merger Proposal was retained by State of Franklin or by a majority of directors who are not employees of State of Franklin. State of Franklin has not made any provision in connection with the Going Private Merger to grant unaffiliated shareholders access to State of Franklin's corporate files or to obtain counsel or appraisal services at State of Franklin's expense. With respect to unaffiliated shareholders' access to State of Franklin's corporate files, the Board determined that this proxy statement, together with State of Franklin's other filings with the SEC and the regulatory filings by State of Franklin and State of Franklin Bank to their banking regulators, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Going Private Merger Proposal.

     The Board also considered the fact that under Tennessee corporate law, and subject to certain conditions set forth under Tennessee law, shareholders have the right to review State of Franklin's relevant books and records of account. Additionally, the Board considered the Going Private Merger is procedurally fair based on the fact that shareholders who are being cashed out are entitled to dissenters' rights under Tennessee corporate law. After consideration of the factors described above, including the procedural rights of shareholders to dissent, the Board believes that the transaction is fair notwithstanding the absence of such an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative.

     As a result of this analysis outlined above, the Board believes that the transaction is substantively and procedurally fair to unaffiliated shareholders.

Determination of Fairness of Merger Corp. and Other State of Franklin Affiliates

     Merger Corp. and its directors and officers and the officers and directors of the Company, Charles E. Allen, Jr., Randal R. Greene, Charles E. Allen, Sr., Vance W. Cheek, Kenneth E. Cutshall, Stephen K. Gross, Alan R. Hubbard, Donald
R. Jeanes, Cameron E. Perry, Verrill M. Norwood, Richard S. Venable and Henry Jack Williams, M.D. are considered to be filing persons for purposes of this transaction. Merger Corp. was organized for the sole purpose of facilitating the merger. See "Proposal 2 -- Election of Directors" and "State of Franklin Stock Ownership" for more information regarding these persons.

     Each of these filing persons believes that the terms and conditions of the merger and the purchase of shares from shareholders who hold 3,000 or fewer shares of State of Franklin are advisable, substantively fair to, and otherwise in the best interest of, the unaffiliated and affiliated shareholders of State of Franklin. In reaching this conclusion, these filing persons relied upon the factors considered by and the analyses and conclusions of State of Franklin's Board of Directors and adopted these factors, analyses and conclusions as their own.

Opinion of Financial Advisor

     The State of Franklin board of directors engaged Sheshunoff to provide an opinion to the board as to the fairness of the $25.25, which we refer to in this section as the "Cash Price," to be paid for each share of State of Franklin's common stock in the Going Private Merger. We refer to Sheshunoff's opinion in this section as the "Opinion." Sheshunoff was selected to issue the opinion based on the company's reputation in banking valuation and familiarity with the banking industry. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The State of Franklin board of directors placed no limitations on the scope of Sheshunoff s analysis.

     The full text of the Opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Annex B to this proxy statement. The shareholders of State of Franklin are urged to read Sheshunoff's Opinion carefully and in its entirety. The Opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sheshunoff in rendering the Opinion. The description of the Opinion set forth below is qualified in its entirety by reference to the Opinion.

     The Opinion speaks only as of its date. The Opinion is addressed to the State of Franklin board of directors and addresses only the fairness of the Cash Price to be paid to State of Franklin shareholders. The Opinion does not address the underlying business decision to engage in the Going Private Merger and does not constitute a recommendation to any State of Franklin shareholder as to how such shareholder should vote at the annual shareholders meeting of State of Franklin.

     Pursuant to an engagement letter dated January 10, 2005 between State of Franklin and Sheshunoff, State of Franklin agreed to pay Sheshunoff a professional fee of $25,000. State of Franklin has also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability. Over the past two years, Sheshunoff has received $6,000 in fees for other services provided to State of Franklin.

     The following is a summary of Sheshunoff's Opinion and its analysis of the fairness, from a financial point of view, of the Cash Price to be paid to State of Franklin shareholders in the Going Private Merger.

     In  arriving  at the  Opinion  regarding  the  fairness  of the Cash Price,
Sheshunoff:

     o    Reviewed a draft of the proxy dated as of April 6, 2005;

     o Reviewed the Report of Income and Statement of Financial Condition as filed with the Federal Deposit Insurance Corporation for State of Franklin. for the years ending December 31, 2000 through 2003 and for the four most recent quarters ending December 31, 2004;

     o Reviewed Consolidated Audited Balance Sheet and Income Statement information as of December 31, 2004;

     o Conducted conversations with State of Franklin's executive officers regarding its recent and projected financial performance;

     o Compared State of Franklin's recent operating results and pricing multiples with those of certain other publicly traded banks in Kentucky, North Carolina, Tennessee, and Virginia;

     o Analyzed the net present value of the after-tax cash flows State of Franklin could produce through December 31, 2009, based on assumptions provided by management;

     o Reviewed the recent trading of State of Franklin common stock for the twelve-month period ended December 31, 2004; and

     o Performed such other analyses and considered and reviewed such other information regarding general economic conditions, banking industry trends, and available local market demographics as it deemed appropriate.

     In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or that is publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. Sheshunoff assumed that internal confidential financial projections provided by State of Franklin were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of State of Franklin and did not independently verify the validity of such assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of State of Franklin nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of State of Franklin. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance is, in the aggregate, adequate to cover such losses. The Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of December 31, 2004.

     In rendering the Opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the Opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the Cash Price is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its Opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of State of Franklin.

     In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of State of Franklin. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff's analyses should not be viewed as determinative of the opinion of the State of Franklin board of directors or the management of State of Franklin. with respect to the value of State of Franklin.

     Sheshunoff's appraisal included an analysis of:

     (1) State of Franklin's financial performance and condition as reflected in its financial statements for the five years ending December 31, 2000 through 2004;

     (2) management's projection of State of Franklin's asset growth, return on assets, dividends and net worth for five years;

     (3) the composition of State of Franklin's shareholder base and any concentration of ownership in State of Franklin's common stock;

     (4) recent financial market conditions for bank and financial institution stocks;

     (5) general economic conditions and changes in economic conditions; and

     (6) the competitive environment in State of Franklin's immediate market area.

     Sheshunoff used two approaches for analyzing the financial performance and condition of State of Franklin, the market value of State of Franklin, and consequently the fairness, from a financial point of view, of the proposed per share Cash Price. They were:

     o The income approach using a discounted cash flow analysis (DCF) methodology ; and

     o The market approach based on an analysis of recent trading prices for comparable banks located in Kentucky, North Carolina, Tennessee, and Virginia

     o The income approach quantifies the present value of future economic benefits by capitalizing or discounting the cash flow of a business. This approach considers projected dividends, earnings, dividend paying capacity, and future residual value. There are several components required to estimate value using the income approach, outlined as follows:

     o An estimate of the cash flow to be discounted: In valuing a financial institution, three indicators of cash flow can be used: projected earnings, projected dividends, and dividend paying capacity.

     o The time period for which cash flow estimates are prepared: Because future projections are uncertain, an appraiser typically relies on projections for five years. The purpose of projections is to reach a time period where a "normalized" cash flow is achieved. If the current period cash flow is a reliable proxy for future estimated cash flows, then current period cash flows can be capitalized to estimate value under the income approach.

     o    A discount rate that reflects risks  associated  with the  investment:
          Discount rates are generally estimated by three methods: (1) the capital asset pricing model; (2) build-up methods; and (3) comparative yields on similar investments.

     o The residual value of the cash flow: Residual value can contribute the majority of the value in the income approach. Residual value is difficult to measure because of uncertainty regarding future growth, earnings, and book value.

     The income approach is an effective method for valuing an interest in a business as a going concern. Sheshunoff used a multi-period DCF model to estimate the value of the shares through the income approach. In building the DCF model, Sheshunoff used management's financial projections for State of Franklin over the next five years.

     The market approach estimates the value of an interest in a private company by comparing it to similar companies that have securities that are publicly traded on an organized exchange. An estimate of value can be determined by comparing the financial condition of the subject company against the financial characteristics and pricing information of the comparable companies.

     The market approach works particularly well for financial institutions. There is readily available information on both acquisitions of financial institutions as well as publicly traded financial institutions. In addition, much of this information is in standardized form. Comparisons can be made between institutions in all asset size ranges and for almost every balance sheet and income statement category. There are a relatively large number of publicly traded financial institutions in all parts of the country except for the very smallest asset sizes (less than $100 million in assets).

     The accuracy and reliability of the market comparable approach depends upon: (1) the match of the company with the selected comparable companies, (2) adjustments for any significant financial and geographic differences, and (3) selection of pricing multiples that recognize these differences between the comparable companies and the subject company. Unless the company being valued has average or median level performance characteristics, selecting the average or median pricing multiples of the comparable group is not appropriate and will produce unreliable results.

     The cost or asset-based approach estimates a value by adjusting the reported values of assets and liabilities to their market values. Due to the nature of their operations, financial institutions cannot be liquidated in an efficient manner. Voluntary liquidations of financial institutions are extremely rare. More commonly if a financial institution is liquidated, it is due to being taken over by the regulatory authorities. In such cases investors generally lose their entire investment in the institution. Sheshunoff valued State of Franklin as a going-concern and not as a liquidation. Therefore, this approach was not used as it is not an effective method to value financial institutions.

Standard of Value

     Sheshunoff reviewed the Cash Price under a fair value standard. Sheshunoff, which has offices in Texas, discussed the appropriate value standard under Tennessee law with State of Franklin's outside legal counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., who advised Sheshunoff that in Tennessee fair value is the appropriate standard for transactions such as the Going Private Merger. This Tennessee counsel advised Sheshunoff that an appropriate description of fair value under Tennessee law for the determination of the Cash Price would be a pro-rata interest in State of Franklin as a going concern without a discount for lack of marketability or minority interest and without a specific transaction acquisition premium.

Discounted Cash Flow Analysis ("DCF")

     DCF analysis involves the estimation of the current or present value of expected future cash flows for a firm or asset, based on an estimate of the risk to those cash flows, the growth rate of the cash flows, and the time period and pattern on which those cash flows will be received. The basic premise of DCF analysis is that the economic value of a firm or asset is based on the expected cash flows that can be generated by that firm or asset. Financial institutions are highly regulated with regard to their financial soundness and capitalization. As such they are limited as to dividend policy and capitalization levels.

Therefore, Sheshunoff discounted projected optimum dividend paying capacity that State of Franklin could reasonably generate to arrive at an appropriate value for State of Franklin.


     Management provided to Shesunoff a five-year budget assuming a 3% to 5% annual growth rate. State of Franklin does not publicly disclose its internal management projections of the type utilized by Sheshunoff in connection with Sheshunoff's role as financial advisor to State of Franklin. Therefore, those projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing State of Franklin. Accordingly, actual results could vary significantly from those set forth in the respective projections. These projections are attached to this proxy statement as Annex E. Based on these projections, State of Franklin's future cash flows were determined by estimating State of Franklin's optimum dividend-paying capacity. Earnings in excess of that which is necessary to maintain a particular equity to asset ratio are considered dividends payable by a company in a given year and represent the cash flow upon which the going-concern value of a company as a whole is measured. Discounting the optimum dividend-paying capacity of a company produces a going-concern value and presumes control of a company dividend policy. For its analysis, Sheshunoff assumed a target capital ratio of 7% as a reasonable capitalization level.


     Sheshunoff used the mid-year convention method in order to determine the net present value factors it would use. The mid-year convention method better reflects the fact that cash flows are earned continuously over the course of the year.

     The discount rate must reflect the risk of uncertainty associated with the cash flows, and a rate of return investors require from similar investments with similar risks. In determining the discount rate, Sheshunoff used the capital asset pricing model. The capital asset pricing model develops a rate of return as follows:

                  Risk free rate + (Equity Risk Premium x Beta)

     Sheshunoff used the treasury constant rate for the twenty-year U.S. Treasury yield as the benchmark risk-free rate at 4.88% as of December 31, 2004. To determine the appropriate equity risk premium Sheshunoff multiplied the market equity risk premium by the industry beta. Beta is a measure of systematic risk or volatility. For a specific security, it measures the return of that security relative to the return of a market benchmark such as the S&P 500. A beta of one implies that a security will produce a return similar to the market. Betas that are less than one imply returns lower than the market in a rising price environment and greater than the market in a falling price environment. For this analysis, Sheshunoff used a beta of 0.125, which was derived by averaging the betas of all publicly traded banks with total assets under $500 million.

     Sheshunoff used an equity risk premium of 7.20%, which is the historic average annual difference between the yield on the long-term U.S. Treasury Bond, and the total returns on stocks of large companies as calculated by Ibbotson Associates, in its Stocks, Bonds, Bills and Inflation 2004 Yearbook ("Ibbotson").

     Sheshunoff also considered adjustments to the risk-free rate and equity risk premium due to the small size of State of Franklin's market value and characteristics specific to State of Franklin. A size premium is required for companies with small market capitalizations, and was determined to be 5.10%, based on data compiled by Ibbotson.

     An investment in any single company is more risky than an investment in a basket of diversified large publicly traded companies. The equity risk premium and the size premium measure the risk of this basket of large publicly traded stocks versus a risk free return. To measure the risk of an investment in a single  company  a  company  specific  risk  premium  must  be  included  in the calculation of the discount rate. Given State of Franklin's level of profitability and the risks inherent in sustaining this level for long periods of time, the company-specific risk premium was determined to be 1.00%. In total, this method produces a discount rate of 11.88%, rounded to 12%, as shown below:

      Discount Rate
      -------------
      Risk-Free Rate (20 Year T-Bond Yield)                               4.88%
      Equity Risk Premium (7.20% x beta of 0.125)                         0.90%
      Size Premium                                                        5.10%
      Company Specific Premium                                            1.00%
                                                                          -----
      Total                                                              11.88%
      Rounded Discount Rate                                              12.00%

     The residual value measures the net present value of future economic benefits State of Franklin may produce at the end of the forecast period. Sheshunoff estimated residual value by capitalizing sixth period earnings using the following formula:

Residual Value = Projected Earnings x (1 + Growth Rate)/(Discount Rate - Growth
Rate)

     The growth rate used must reflect the assumption that the earnings stream will be in perpetuity. Because over the long term it is difficult for any company to grow at a rate higher than inflation plus population growth, the long term annual growth rate may be lower than the growth rates used in the early years of the projections or even those experienced by State of Franklin in recent years. Sheshunoff estimated the residual value assuming a long-term growth rate of 4%, which Sheshunoff believes represents the long-term annual growth rate of State of Franklin.

     Discounting the projected optimum dividend paying capacity and residual value of State of Franklin by 12% produces an estimated present value of $30.2 million or $19.53 per share based on 1,545,986 diluted shares outstanding.

Comparable Company Analysis

     The second approach used in addressing the issue of fair value, from a financial point of view, is analysis of comparable publicly traded banks in Kentucky, North Carolina, Tennessee, and Virginia. Sheshunoff performed an analysis of trading prices for a selected group of banking organizations in Kentucky, North Carolina, Tennessee, and Virginia with comparable characteristics to State of Franklin. The group consisted of 13 banks in Kentucky, North Carolina, Tennessee, and Virginia with total assets between $227.2 million and $525 million as of December 31, 2004, which we refer to as the "Guideline Companies." Financial institutions that are broadly categorized as thrifts were excluded from this list.

     To select pricing multiples for State of Franklin, Sheshunoff compared its performance to that of the Guideline Companies. The following discussion summarizes the rationale for selection of pricing multiples for State of Franklin and the following tables display summary pricing multiples and financial characteristics of the Guideline Companies compared to State of Franklin.

     o Size - State of Franklin is smaller than the median or average size of the Guideline Companies. Typically, larger companies have more favorable pricing multiples and have more investor interest in their shares than smaller companies. Therefore, size indicates lower pricing multiples for State of Franklin compared to the median and average of the Guideline Companies.

     o Profitability - State of Franklin's ROAA is lower than the median and average of the Guideline Companies and its ROAE is higher than the median and lower than the average of the Guideline Companies. These are based on net income excluding the extraordinary item. ROAA and ROAE are commonly used to measure the profitability of a business. Profitability is an important factor in the analysis of the value of a financial institution. Profitability considerations imply lower pricing multiples for State of Franklin compared to the median and average of the Guideline Companies.

     o Growth - State of Franklin's asset growth is lower than the median and average of the Guideline Companies and its core income growth is lower than the median and average of the Guideline Companies. Management is predicting average asset growth of less than 4% over the next five years with moderate variation of the growth rate between years. Growth prospects indicate lower pricing multiples for State of Franklin compared to the median and average of the Guideline Companies.

     o Asset Quality - State of Franklin's non-performing assets to total assets ratio is higher than the median or average of the Guideline Companies. State of Franklin's loan loss reserve to total loans ratio is higher than the median and average level of the Guideline Companies. Asset quality concerns suggest lower pricing multiples for State of Franklin compared to the median and average of the Guideline Companies.

     o Liquidity - State of Franklin's loan to deposit ratio is lower than the median and average levels of the Guideline Companies. In general, the more liquid an institution is the lower its overall profitability. Therefore, liquidity indicates lower pricing multiples for State of Franklin compared to the median and average of the Guideline Companies.

     o Leverage - State of Franklin's capital level as a percentage of total assets is slightly lower than the Guideline Companies at the average and median. State of Franklin is well above regulatory minimums. Leverage factors suggest similar pricing multiples for State of Franklin compared to the median and average of the Guideline Companies.

          The analysis yielded trading multiples for the group relative to:


                                            Price/Book(x)     Price/Tangible      Price/LTM     Price/Assets   Price/Deposits
                                                                Equity (x)         Earnings
------------------------------------------ ----------------- ------------------ --------------- -------------- ----------------
Minimum                                          1.30              1.30             12.61           11.12           14.88
------------------------------------------ ----------------- ------------------ --------------- -------------- ----------------
Maximum                                          2.37              2.49             39.13           22.70           32.64
------------------------------------------ ----------------- ------------------ --------------- -------------- ----------------
Median                                           1.75              2.03             22.17           16.58           20.24
------------------------------------------ ----------------- ------------------ --------------- -------------- ----------------
Cash Price (assumes $25.25 per share)            1.51              1.51             13.69           12.86           17.59
------------------------------------------ ----------------- ------------------ --------------- -------------- ----------------

     No bank used in the comparable analyses is identical to State of Franklin or the Going Private Merger. Accordingly, an analysis of the comparisons involves complex considerations and judgments concerning differences in financial and operating characteristics of State of Franklin and the comparable companies. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable bank data.

     Sheshunoff analyzed the trading volume in State of Franklin's stock for the twelve months preceding the valuation date. Based on the trading data provided by management of State of Franklin and from public, electronic sources, there were 24,635 shares traded at a weighted average price of $21.75 in 2004. The stock traded on 30 days out of 252 days of trading. The total number of shares traded over the year represents 1.8% of the total shares outstanding.

     Based on the results of the various analyses described above, Sheshunoff concluded that the per share Cash Price to be received by State of Franklin shareholders pursuant to the Going Private Merger is fair from a financial point of view.

                             The Merger Transaction

Fees and Expenses of the Going Private Merger

     State of Franklin estimates that Going Private Merger and other related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, will total approximately $375,000, assuming the transactions are completed. This amount consists of the following estimated fees:

Description                                                        Amount

Advisory fees and expenses                                       $ 30,000
Legal fees and expenses                                            90,000
Accounting fees and expenses                                       20,000
SEC filing fee                                                      2,500
Printing, solicitation and mailing costs                           30,000
Transfer Agent fee                                                 10,000
Miscellaneous                                                     192,500
                                                                  -------

Total                                                            $375,000
                                                                  =======

Material U.S. Federal Income Tax Consequences of the Going Private Merger

     Summarized below are the material federal income tax consequences to State of Franklin and its shareholders resulting from the Going Private Merger. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation, which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to shareholders who received State of Franklin common stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

     This summary assumes that you are one of the following:

     (1)  a citizen or resident of the United States;
     (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);
     (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources;
     (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or
     (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis.

This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

     For federal income tax purposes, it is intended that neither State of Franklin nor Merger Corp. will recognize gain or loss for federal or state income tax purposes as a result of the Going Private Merger.

Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local and other tax consequences, in light of their specific circumstances.

     Federal Income Tax Consequences to Shareholders Who Are Not Cashed-Out in the Going Private Merger

     If you (1) continue to hold State of Franklin common stock immediately after the Going Private Merger, and (2) you receive no cash as a result of the Going Private Merger, you will not recognize any gain or loss in the Going Private Merger and you will have the same adjusted tax basis and holding period in your State of Franklin common stock as you had immediately before the Going Private Merger. Since each of the directors of State of Franklin beneficially owns in excess of 3,000 shares of common stock, and it is anticipated that each director will continue to hold State of Franklin common stock immediately after the Going Private Merger and will receive no cash as a result of the Going Private Merger, it is anticipated that no director will recognize gain or loss in the Going Private Merger.

Federal Income Tax Consequences to Shareholders Who Receive Cash in the Going Private Merger

     If you receive cash as a result of the Going Private Merger, your tax consequences will depend on whether you or a person or entity related to you (as determined by the Internal Revenue Code) continues to hold shares or is treated as continuing to hold shares of State of Franklin common stock after the Going Private Merger, as explained below. If you (1) receive cash in exchange for State of Franklin common stock as a result of the Going Private Merger, (2) do not continue to hold shares, and (3) are not related to any person or entity which holds State of Franklin common stock immediately after the Going Private Merger, or are not otherwise treated as continuing to hold shares of State of Franklin common stock after the Going Private Merger, you will recognize a capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

     In some instances you may be entitled to receive cash in the Going Private Merger for shares you hold in one capacity but continue to hold shares you hold in another capacity. For instance, if you own shares in your own name and hold other shares jointly with another person, the joint holdings would not be combined with your individual holdings for purposes of the Going Private Merger. As a result, in some instances the shares you hold in one capacity might be cashed out in the Going Private Merger while the shares you hold in another capacity remain outstanding. However, in that situation you would be deemed for federal income tax purposes both to have received cash in the Going Private Merger and to continue to hold shares after the Going Private Merger.

     If you both receive cash as a result of the Going Private Merger and are considered to or actually continue to hold State of Franklin common stock after the Going Private Merger for federal income tax purposes, you generally will recognize gain, but may not be able to recognize loss, in an amount equal to the difference between the cash received in the Going Private Merger and the adjusted tax basis in the cashed-out shares.

     If you receive cash and are considered to or actually continue to hold stock, any gain recognized in the Going Private Merger will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is not essentially equivalent to a dividend with respect to you as determined under Section 302(b)(1) of the Internal Revenue Code, or (2) is a substantially disproportionate redemption of stock with respect to you as determined under Section 302(b)(2) of the Internal Revenue Code. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of State of Franklin's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

     If you are related to a person or entity who holds State of Franklin common stock immediately after the Going Private Merger (as determined by the Internal Revenue Code) you will be treated as owning shares actually or constructively owned by such individuals or entities. Because of your deemed ownership of State of Franklin common stock, your receipt of cash in exchange for State of Franklin common stock may be treated first as ordinary dividend income to the extent of your ratable share of State of Franklin's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. If you are related to a person or entity who holds State of Franklin common stock immediately after the Going Private Merger, a waiver of the family attribution rules is available under Section 302(c)(2) of the Internal Revenue Code which will allow the transaction to be treated as a sale. The waiver is permitted if the shareholder (1) retains no interest in State of Franklin after the Going Private Merger (including any proprietary interest as well as interest as officer, director or employee of State of Franklin), other than an interest as a creditor; (2) does not acquire any such interest (other than stock acquired by bequest or inheritance) within ten (10) years from the date of the distribution; and (3) agrees to notify the Internal Revenue Service of the acquisition of any such interest within the ten (10) year period. There are additional restrictions that apply to such waiver.

     If you or a person or entity related to you continues to hold State of Franklin common stock immediately after the

Going Private Merger, you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

     Capital Gain and Loss

     For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

     There are limitations on the deductibility of capital losses. In general, the capital losses of individuals may only be deducted to the extent of the individual's capital gains plus $3,000 each year. Any capital loss of an individual which is not deductible by reason of the foregoing limitation may be carried forward to subsequent years. In the case of corporations, capital losses may only be deducted to the extent of capital gains. Any capital loss of a corporation which is not deductible by reason of the foregoing limitation may be carried back three years and carried forward five years.

     Backup Withholding

     Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Going Private Merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each shareholder to deliver such information when the common stock certificates are surrendered following the effective date of the Going Private Merger. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the Going Private Merger may result in dividend income, capital gain income, some combination of dividend and capital gain income, or capital loss to you depending on your individual circumstances. The U.S. federal income tax discussion set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local and other tax consequences of the transaction, in light of your specific circumstances.


 Source and Amount of Funds for the Going Private Merger

     State of Franklin will fund the Going Private Merger with $8.0 million of cash on hand from a trust preferred stock offering completed in 2001 and a $5.0 million special cash dividend declared by the Bank's Board of Directors and paid by the Bank to State of Franklin. After the special cash dividend, the Bank's equity will be approximately $ 21.0 million, and the Bank will continue to be "well capitalized" for bank regulatory purposes.

Conduct of State of Franklin's Business after the Going Private Merger

     State of Franklin expects its business and operations to continue as they are currently being conducted after the Going Private Merger, and, except as disclosed below, the Going Private Merger is not anticipated to have any effect upon the conduct of such business. State of Franklin believes the going private transaction is consistent with State of Franklin's vision of maintaining an independent banking strategy. If the Going Private Merger is consummated, persons owning 3,000 or fewer shares of common stock at the effective time of the Going Private Merger will no longer have any equity interest in, and will not be shareholders of, State of Franklin and therefore will not participate in its future potential or earnings and growth, if any. Instead, each such owner of State of Franklin common stock will have the right to receive $25.25 per share in cash, without interest.

     If the Going Private Merger Proposal is effected, State of Franklin believes that, based on State of Franklin's shareholder records, approximately 250 shareholders of record will remain. In addition, as of May 31, 2005 individuals who are currently members of the Board of Directors and of management of State of Franklin beneficially own approximately 38.34% of the common stock and will beneficially own approximately 53.54% of the common stock after the Going Private Merger. See "State of Franklin Ownership." As a result of the Going Private Merger, State of Franklin plans to become a privately-held company by deregistering its shares of common stock under the Exchange Act. As a result, State of Franklin will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers and directors and shareholders owning more than 10% of the common stock will be relieved of certain other reporting obligations under the Exchange Act. You should read the discussion under "--The Effects of the Going Private Merger " for more discussion regarding the effects of State of Franklin becoming a privately held company. State of Franklin estimates that becoming a privately held company will save State of Franklin approximately $300,000 per year in legal, accounting and other expenses. This figure also includes various internal allocated resources, principally salaries of employees responsible for performing the necessary work to comply with the regulatory guidelines, which funds otherwise may be employed for accretive purposes.

     State of Franklin believes that there are significant advantages to it in effecting the Going Private Merger Proposal and "going private" and State of Franklin plans to avail itself of any opportunities it may have as a private company, including, but not limited to, making any public or private equity offerings, or entering into any other arrangement or transaction as it may deem appropriate. Management does not presently have an intent to enter into any transaction involving a merger or sale of State of Franklin nor is management currently in negotiations with respect to any such transaction. Management believes that State of Franklin can continue to be an effective community bank in its local market area, and management and the Board are committed to pursuing that strategy.

     Other than as described in this proxy statement, neither State of Franklin nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

Dissenters Rights

     Any shareholder of State of Franklin entitled to vote on the Going Private Merger has the right to receive payment of the fair value of his shares of State of Franklin common stock upon compliance with Sections 48-23-202 and 48-23-204 of the TBCA. A shareholder may not dissent as to less than all of the shares that he beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters rights to shares held on his behalf must submit to State of Franklin the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters rights. Any State of Franklin shareholder intending to enforce this right must not vote in favor of the Going Private Merger and must file as written notice of his intent to demand payment for his shares (the "Objection Notice") with the Corporate Secretary of State of Franklin either before the State of Franklin meeting or before the vote is taken at the meeting. The Objection Notice must state that the shareholder intends to demand payment for his shares of State of Franklin common stock if the Going Private Merger is effected. A vote against approval of the Going Private Merger will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 48-23-202 of the TBCA. A failure to vote will not constitute a waiver of dissenters rights as long as the requirements of Sections 48-23-101 through 48-23-302 of the TBCA are complied with. However, any shareholder who executes a proxy card and who desires to effect his dissenters rights must mark the proxy card "Against" the proposal relating to the Going Private Merger because if the proxy card is left blank, it will be voted "For" the proposal relating to the Going Private Merger.

     If the Going Private Merger is approved by State of Franklin's shareholders at the meeting, each shareholder who has filed an Objection Notice will be notified by State of Franklin of such approval within 10 days of the meeting (the "Dissenters' Notice"). The Dissenters' Notice will

     (i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and where and when they must (b) deposit their State of Franklin common stock certificates ,

     (ii) inform holders of uncertified shares of State of Franklin common stock of the extent of any restrictions on the transferability of such shares,

     (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Going Private Merger,

     (iv) set a date by which State of Franklin must receive the Payment Demand, which may not be fewer than 1 or more than 2 months after the date the Dissenters' Notice is delivered, and

     (v) be accompanied by a copy of Sections 48-23-101 through 48-23-302 of the TBCA.

     Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he acquired beneficial ownership of the shares of State of Franklin common stock before April 7, 2005, (the date of the first public announcement of the principal terms of the Going Private Merger), and deposit his certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the certificates, the shareholder will retain all other rights of a shareholder until these rights are cancelled or modified by consummation of the Merger. A Payment Demand may not be withdrawn unless State of Franklin consents.

     Failure to comply with these procedures will cause the shareholder to lose his dissenters rights to payment for the shares. Consequently, any State of Franklin shareholder who desires to exercise his rights to payment for his shares is urged to consult his legal adviser before attempting to exercise such rights.

     As soon as the Going Private Merger is consummated, or upon receipt of a Payment Demand, State of Franklin shall, pursuant to Section 48-23-206, pay to each dissenting shareholder who has complied with the requirements of Section 48-23-204 of the TBCA the amount that State of Franklin estimates to be the fair value of the shares of State of Franklin common stock, plus accrued interest.
Section 48-23-206 of the TBCA requires the payment to be accompanied by

          (i)  certain of State of Franklin's financial statements,

          (ii) a statement of State of Franklin's estimate of fair value of the shares and explanation of how the interest was calculated,

          (iii) notification of rights to demand payment, and

          (iv) a copy of Sections 48-23-101 through 48-23-302 of the TBCA.

As authorized by Section 48-23-208, State of Franklin intends to delay any payments with respect to any shares (the "after-acquired shares") held by a dissenting shareholder which were not held by such shareholder on April 7, 2005, the date of the first public announcement of the terms of the Going Private Merger. When payments are so withheld, Sections 48-23208(b) and 48-23-209(a) will require State of Franklin, after the Merger, to send to the holder of the after-acquired shares an offer to pay the holder an amount equal to State of Franklin's estimate of their fair value plus accrued interest, together with an explanation of the calculation of interest and a statement of the holder's right to demand payment under Section 48-23-209.

     If the Going Private Merger is not consummated within two months after the date set for demanding payment and depositing certificates, State of Franklin shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, the Going Private Merger is consummated, State of Franklin must send a new Dissenters' Notice and repeat the payment demand procedure.

     If the dissenting shareholder believes that the amount paid by State of Franklin pursuant to Section 48-23-206 or offered under Section 48-23-208 is less than the fair value of his shares or that the interest due is calculated incorrectly, or if State of Franklin fails to make payment (or, if the Merger has not consummated, State of Franklin does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares) within two months after the date set in the Dissenters' Notice, then the dissenting shareholder may, within one month after (i) State of Franklin made or offered payment for the shares or failed to pay for the shares or (ii) State of Franklin failed to return deposited certificates or release restrictions on uncertificated shares timely, notify State of Franklin in writing of his own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). Failure to notify State of Franklin in writing of a demand for payment within one month after State of Franklin made or offered payment for such shares will constitute a waiver of the right to demand payment.

     If State of Franklin and the dissenting shareholder cannot agree on a fair price two months after State of Franklin receives such a demand for payment, the statute provides that State of Franklin will institute judicial proceedings in a court of record with equity jurisdiction in Washington County, Tennessee, (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Going Private Merger, excluding any appreciation or depreciation in anticipation of the Going Private Merger, and (ii) the accrued interest. The "fair value" of the State of Franklin common stock could be more than, the same as, or less than $25.25 per share. State of Franklin must make all dissenters whose demands remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by State of Franklin or for the fair value, plus accrued interest, of his after-acquired shares for which State of Franklin elected to withhold payment. If State of Franklin does not institute such proceeding within such two month period, State of Franklin shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

     The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser by excluding fees and expenses of counsel and experts) against State of Franklin, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may assess fees and expenses of counsel and experts in amounts the Court finds equitable: (1) against State of Franklin if the Court finds that State of Franklin did not substantially comply with the relevant requirements of the TBCA or (ii) against either State of Franklin or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the Court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters and that the fees of such counsel should be assessed against State of Franklin, the Court may award reasonable fees to such counsel to be paid out of amounts awarded to benefited dissenters.

     The foregoing summary of the applicable provisions of Sections 48-23-101 through 48-23-302 of the TBCA is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Annex "C" hereof.

Interests of Officers and Directors in the Going Private Merger

     We refer you to the information under the heading "State of Franklin Stock Ownership" for information regarding our officers and directors and their stock ownership in State of Franklin. As a result of the Going Private Merger, State of Franklin expects that

(a) the percentage of beneficial ownership of common stock of State of Franklin (including the effect of fully vested and exercisable common stock warrants and stock options) held by current officers and directors of as a group will be 53.547% compared to 38.34% before the effective time of the Going Private Merger, based on their equity holdings as of May 31, 2005,

(b) the book value as of December 31, 2004, of the shares of State of Franklin common stock held by State of Franklin's officers and directors, as a group (including the effect of fully vested and exercisable stock options), would decrease from $17.93 on a historical basis to approximately $13.65 on a pro forma basis, and

(c) the pro rata interest of State of Franklin's officers and directors, as a group, in the net income of State of Franklin for the year ended December 31, 2004, would increase from approximately $0.70 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors including the effect of fully vested and exercisable stock options as of the record date) to a pro rata interest of approximately $1.41 per share on a pro forma basis (based on the number of shares State of Franklin anticipates such officers and directors to beneficially own including the effect of fully vested and exercisable stock options immediately after the Going Private Merger). For a description of the assumptions State of Franklin used in determining the numbers of shares and related percentages that State of Franklin expects to be held by current officers and directors immediately after the Going Private Merger, please see footnotes under "State of Franklin Stock Ownership."

     The following table sets forth the interests of the directors and executive officers in State of Franklin's net book value and net earnings in both dollar amounts and percentages before and after the Going Private Merger (dollars in thousands).

                                          Net Book Value                              Net Income before    Net Income after
                                           before Going       Net Book Value after      Going Private        Going Private
                                          Private Merger      Going Private Merger          Merger              Merger
                                          --------------                    ------          ------              ------
                                           $          %           $           %         $         %          $          %
                                           -          -           -           -         -         -          -          -
        Charles E. Allen, Jr.......        3,837     14.60         2,585     21.34       416     14.60         561     21.34
        Charles E. Allen, Sr. M.D...         689      2.62           528      3.94        75      2.62         104      3.94
        Vance W. Cheek.............          276      1.05           212      1.58        30      1.05          42      1.58
        Kenneth E. Cutshall, M.D...        1,062      4.04           814      6.08       115      4.04         160      6.08
        Randal R. Greene...........        2,667     10.15         2,004     14.96       289     10.15         394     14.96
        Stephen K. Gross...........          590      2.25           452      3.38        64      2.25          89      3.38
        Alan R. Hubbard............          180      0.69           138      1.03        20      0.69          27      1.03
        Donald R. Jeanes...........          300      1.14           230      1.72        33      1.14          45      1.72
        Verrill M. Norwood, Jr.....          813      3.09           623      4.65        88      3.09         122      4.65
        Cameron E. Perry...........          320      1.22           246      1.84        35      1.22          48      1.84
        Richard S. Venable.........          397      1.51           304      2.27        43      1.51          60      2.27
        Henry Jack Williams, M.D.          1,105      4.55           916      6.84       130      4.55         180      6.84
        Directors and executive
        officers as a group (12
        persons)...................       10,074     38.34         7,172     53.54     1,092     38.34       1,408     53.54



-------------------


(1) Based upon the book value of State of Franklin of $26,273,533 as of December 31, 2004.

(2) Based upon the book value of State of Franklin, which is anticipated to reduce to approximately $13,396,956 on a pro forma basis following the Going Private Merger.

(3) Based upon the diluted net income of State of Franklin (including non-recurring income and expenses) of $2,848,159 for the year ended December 31, 2004.

(4) Based upon the diluted net income of State of Franklin (including non-recurring income and expenses) which is anticipated to increase to $2,630,318.

Regulatory Requirements for the Going Private Merger

     In connection with the Going Private Merger and deregistration of State of Franklin's common stock under the Exchange Act, State of Franklin will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

o a director who will own more than 10% of the voting shares of State of Franklin as a result of the Going Private Merger must receive approval from the Federal Reserve Bank of Atlanta as a condition to the effectuation of the Going Private Merger;

o filing of articles of merger with the Secretary of State of the State of Tennessee in accordance with the Tennessee Business Corporation Act after the approval of the merger agreement by State of Franklin's shareholders;

o complying with federal and state securities laws, including State of Franklin's filing, before the date of this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission; and

o filing a Form 15 with the Securities and Exchange Commission to deregister the shares of common stock of State of Franklin after the effective time of the Going Private Merger.

The Merger Agreement

     This section is a summary of the material terms of the merger agreement with respect to the Going Private Merger, a copy of which is attached as Annex A to this document. Because this is a summary, it does not include all of the information that may be important to you. You should read the entire merger agreement and this proxy statement and related annexes before deciding how to vote at the Meeting.

         The Going Private Merger

     Merger Corp. was formed to effectuate the Going Private Merger. According to the terms of the merger agreement, State of Franklin will be merged with Merger Corp., with State of Franklin surviving. The merger will occur following the approval of the merger agreement by the State of Franklin shareholders and the satisfaction of other conditions to the Going Private Merger.

         Conversion of Shares in the Going Private Merger

     The merger agreement provides that, at the effective time of the Going Private Merger (the "Effective Time") and subject to the exercise of dissenters rights: (a) all outstanding shares of State of Franklin stock, whether Record Shares (as defined below) or Street Shares (as defined below), held of record by a Holder (as defined below) beneficially owning (as defined below) 3,000 or fewer shares of State of Franklin stock immediately before the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $25.25 per share; provided, however, that State of Franklin may presume that all Street Shares are held by Holders holding 3,000 or fewer shares immediately before the Effective Time unless State of Franklin or a beneficial owner of Street Shares is able to demonstrate to State of Franklin's satisfaction that such shares are held beneficially by a Holder holding more than 3,000 shares immediately before the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;
(b) all outstanding shares of State of Franklin common stock other than those described in (a), shall remain outstanding and held by the same holders; and (c) the outstanding shares of Merger Corp. shall, without any action on the part of the holder thereof, be canceled.

For purposes of the merger agreement:

o the term "Record Shares" means shares of State of Franklin stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of State of Franklin;

o the term "Street Shares" means shares of State of Franklin stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

o the term "Holder" means a) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single "person" for purposes of determining the number of record shareholders of State of Franklin, and b) any other person or persons who would be deemed to be a "Holder" under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

o The term "beneficially owned" means (i) beneficially owned as that term is defined in the Securities Exchange Act of 1934, as amended and (ii) shares owned by one of more family members who are lineal descendants of a common ancestor (and their spouses or former spouses), provided that the common ancestor is not more than six generations removed from the youngest generation of shareholders), which family ownership is defined in Section 1361(c)(2) of the Internal Revenue Code, relating to SubChapter S corporations.

     The merger agreement provides that State of Franklin (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

o make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of the above provisions, and

o resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of Shares held by any Holder immediately before the effective time of the Going Private Merger. All such determinations by State of Franklin shall be final and binding on all parties, and no person or entity shall have any recourse against State of Franklin or any other person or entity with respect to such determinations.

For purposes of the above provisions, State of Franklin may in its sole discretion, but shall not have any obligation to do so,

o presume that any shares of State of Franklin common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

o aggregate the shares held (whether of record or beneficially) by any person or persons that State of Franklin determines to constitute a single Holder for purposes of determining the number of shares held by such Holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be "held of record" by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issuer, subject to the following:

o In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

o Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization shall be included as so held by one person.

o Securities identified as held of record by one or more persons as trustees, executors, guardians, and custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

o Securities held by two or more persons as co-owners shall be included as held by one person.

o Each outstanding unregistered or bearer certificate shall be included as held of record by a separate person, except to the extent that the issuer can establish that, if such securities were registered, they would be held of record, under the provisions of this rule, by a lesser number of persons.

o Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

Rule 12g5-1 further provides in pertinent part that, notwithstanding the foregoing provisions:

o Securities held, to the knowledge of the issuer, subject to a voting trust, deposit agreement or similar arrangement shall be included as held of record by the record holders of the voting trust certificates, certificates of deposit, receipts or similar evidences of interest in such securities; provided however, that the issuer may rely in good faith on such information as is received in response to its request from a non-affiliated issuer of the certificates or evidences of interest.

o If the issuer knows or has reason to know that the form of holding securities of record is used primarily to circumvent the provisions of
     Section 12(g) or 15(d) of the Exchange Act, the beneficial owners of such securities shall be deemed to be the record owners of such securities.

     Exchange of Certificates

     Soon after the Going Private Merger becomes effective, State of Franklin will mail to each shareholder who may be entitled to a cash payment pursuant to the Going Private Merger a letter of transmittal and instructions explaining how to exchange their stock certificates for cash, as applicable. Upon surrender to State of Franklin of valid share certificates and properly completed letters of transmittal, along with such other documents as State of Franklin may reasonably require, cashed-out holders of common stock will be entitled to receive $25.25 in cash per share. Until surrendered in this manner, each stock certificate representing cashed-out shares will represent only the right to receive the cash consideration payable in the Going Private Merger. No service charges will be payable by shareholders in connection with the exchange of certificates or the payment of cash pursuant to the merger agreement, all expenses of which will be borne by State of Franklin. Service charges payable in the event of a lost certificate will be borne by the shareholder.

     If you will continue to hold your shares of State of Franklin common stock after the Going Private Merger, you should not surrender your shares upon the consummation of the Going Private Merger.

     You should not send your stock certificate now. You should send them only after you receive a letter of transmittal from State of Franklin. Letters of transmittal will be mailed soon after the Going Private Merger is completed.

     Timing of Closing

     If the merger agreement is approved by the State of Franklin shareholders, the Going Private Merger closing will take place as soon as practicable after the annual meeting, provided that all other conditions to the closing have been satisfied or waived. On the date the Going Private Merger closes, articles of merger will be filed with the Secretary of State of the State of Tennessee. The Going Private Merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Tennessee.

     Directors and Officers

     The merger agreement provides that the directors and officers of State of Franklin, immediately before the effective time of the Going Private Merger, shall be the directors and officers of State of Franklin, as the surviving corporation, immediately after the Going Private Merger.

     Charter and Bylaws

     The merger agreement provides that the Charter and Bylaws of State of Franklin in effect immediately before the effective time of the Going Private Merger shall be the Charter and Bylaws of State of Franklin as the surviving corporation, immediately after the Going Private Merger.

     Representations and Warranties

     The merger agreement contains customary representations and warranties made by State of Franklin and Merger Corp. regarding various matters, including representations as to the enforceability of the merger agreement.

     Conditions to the Completion of the Going Private Merger

     The obligations of State of Franklin and Merger Corp. to complete the Going Private Merger are subject to the satisfaction or waiver of all of the following conditions, among others:

o approval of the merger agreement by the holders of a majority of the outstanding shares of State of Franklin common stock; and

o    no litigation is pending regarding the Going Private Merger.

     Termination of Merger Agreement

     The merger agreement may be terminated by the Board of Directors of either State of Franklin or Merger Corp. at any time before the effective time of the Going Private Merger.

         The Board of Directors believes that the Going Private Merger is in the best interests of State of Franklin and its shareholders and recommends a vote "FOR" approval of the Going Private Merger.

              Information about State of Franklin and Merger Corp.

State of Franklin

     State of Franklin is a registered bank holding company organized under the laws of Tennessee and headquartered in Johnson City, Tennessee. State of Franklin Savings Bank is a wholly owned subsidiary through which we conduct our banking operations. On December 31, 2004, we had consolidated total assets of approximately $297 million. State of Franklin Leasing Corporation is a wholly owned subsidiary of State of Franklin which engages in equipment lease financing. State of Franklin Savings Bank offers title services through its wholly owned subsidiary John Sevier Title Services, Inc. State of Franklin Real Estate, Inc. was incorporated as a wholly owned subsidiary of the State of Frannkllin Bank for the purpose of selling real estate.

     We believe we can present an alternative to recent mergers of large financial institutions by offering local ownership, local decision making and other personalized services characteristic of local, community-based financial institutions. The holding company structure provides flexibility for expansion of our banking business through acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws.

     State of Franklin Savings Bank was incorporated under the laws of the State of Tennessee and commenced business on February 26, 1996, as a Tennessee-chartered savings bank whose deposits are insured by the Federal
Deposit Insurance Corporation's Bank Insurance Fund. The Savings Bank is regulated by the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The Savings Bank operates a main office and two branches in Johnson City, Washington County, Tennessee, and two branches in Kingsport, Sullivan County, Tennessee.

     We provide a wide range of personal and corporate banking services. Our principal business is to accept demand and savings deposits from the general public and to invest such funds in residential mortgage loans and, to a lesser extent, in commercial and consumer loans in our market area. We seek savings deposits and transaction accounts from households and businesses by offering a full range of savings accounts, retirement and professional accounts, checking accounts and time certificates. We also offer 24-hour automated teller machines and other financial services.

     State of Franklin's address and principal executive offices are located at 1907 North Roan Street, Johnson City, Tennessee 37604. Its telephone number is
(423) 926-3300.

     State of Franklin has not been convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Merger Corp.

     Merger Corp. is a newly-formed Tennessee corporation and is a wholly-owned subsidiary of State of Franklin, Merger Corp. was organized solely for the purpose of facilitating the Going Private Merger. It is controlled by State of Franklin. It expressly adopts the disclosures, conclusions and analyses of State of Franklin and its Board. Merger Corp. will merge into State of Franklin and will cease to exist after the Going Private Merger. Merger Corp. has not conducted any activities other than those incident to its formation, is execution of the merger agreement and its assistance in preparing various filings in connection with the Going Private Merger. Merger Corp. has no significant assets, liabilities or shareholders' equity. The address and telephone number of Merger Corp.'s business and principal executive offices are the same as those of State of Franklin.

     Merger Corp. has not been convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of State of Franklin and Merger Corp.

     The directors and executive officers of State of Franklin and Merger Corp. are the same individuals. Information regarding these individuals can be found below in the section entitled "Proposal 2 -- Election of Directors."

     All of these individuals are citizens of the United States. During the past five years, none of the above individuals was convicted in a criminal proceeding or was a party to any judicial or administrative proceeding (excluding traffic violations or similar misdemeanors) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Past Contacts, Transactions, Negotiations and Agreements

     Except as described below in the section entitled "Transactions with Executive Officers, Directors and Others," during the past two years, neither State of Franklin nor Merger Corp. has engaged in significant transactions with any of their affiliates, executive officers or directors, nor has either entity engaged in negotiations regarding such types of transactions. Except with respect to stock option agreements, there are no agreements between State of Franklin, Merger Corp. or their respective executive officers and directors and any other persons with respect to any shares of common stock. No director or executive officer has pledged shares of common stock.

Use of Securities Acquired and Plans or Proposals

     State of Franklin will cancel shares of common stock acquired for cash pursuant to the merger agreement. These cancelled shares will constitute authorized but unissued common stock.

     The Going Private Merger, if completed, is expected to enable State of Franklin to suspend its obligation to file reports (such as the Form 10-QSB quarterly and Form 10-KSB annual reports) under the Securities Act and the Exchange Act.

     Presently, neither State of Franklin nor Merger Corp. has any plans, proposals or negotiations that relate to or would result in: any purchase, sale or transfer of a material amount of assets of State of Franklin or any of its subsidiaries; any material change in the present dividend rate or policy, or indebtedness or capitalization of State of Franklin; any change in the present Board or management of State of Franklin, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board or to enter into any employment contract with any executive officer; or any other material change in State of Franklin's corporate structure or business.

     State of Franklin is not aware of any arrangement that may result in a change in control of State of Franklin.

                       Proposal 2 -- Election of Directors

     The Board has nominated the following persons to serve as directors:

        Three-year term:  Randal R. Greene             Cameron E. Perry
                          Kenneth E. Cutshall, M.D.    Henry Jack Williams, M.D.


     We do not anticipate that any of these nominees will be unavailable for election but, if such a situation arises, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise. The remaining members of the Board listed below will continue as members of the Board until their respective terms expire, as indicated below.

     Information about the four individuals nominated as directors and the remaining members of the Board is provided below. Shares of common stock represented by proxy cards returned to us will be voted for the nominees listed below unless you specify otherwise. Election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock represented at the annual meeting.

                              Nominees for Election
                              (Terms Expiring 2008)

Director, Year First Elected As Director and       Age         Principal Occupation, Business and Directorships
Business Address
---------------------------------------------      ---         ------------------------------------------------
Randal R. Greene, 1996 ....................        45          President of State of Franklin; President and Chief
  1907 North Roan St.                                          Executive Officer of State of Franklin Savings Bank
  Johnson City, TN 37604

Kenneth E. Cutshall, M.D., 1996 ...........        44          Physician
  1907 North Roan St., Suite 407
  Johnson City, TN 37604

Cameron E. Perry, 1996.....................        75          Banker, retired
  1907 North Roan St.
  Johnson City, TN 37604

Henry Jack Williams, M.D., 1996............        68          Physician, retired
  1907 North Roan St.,
  Johnson City, TN 37604

  The Board recommends a vote "FOR" the election of the nominees listed above.

                               Incumbent Directors
                              (Terms Expiring 2006)


Director, Year First Elected As Director           Age          Principal Occupation, Business and Directorships
----------------------------------------           ---          ------------------------------------------------
Charles E. Allen, Sr., M.D., 1996 .........        74           Physician, retired
  1907 North Roan St.
  Johnson City, TN 37604

Alan R. Hubbard, 2001 .....................        60           Businessman, retired
  1907 North Roan St.
  Johnson City, TN 37604

Donald R. Jeanes, 1996.....................        59           President of Milligan College
  PO Box 1
  Milligan Collee, TN 37682

Richard S. Venable, 1996...................        60           Owner and President of RSV Inc.,  Sullivan County Mayor
  3411 Highway 126                                              since 2002
  Blountville, TN 37617

                               Incumbent Directors
                              (Terms Expiring 2007)

Director, Year First Elected As Director           Age          Principal Occupation, Business and Directorships
----------------------------------------           ---          ------------------------------------------------
Charles E. Allen, Jr., 1996 ...............        44           Chairman of the Board and Chief Executive Officer of
  1907 North Roan St.                                           State of Franklin; Chairman of the Board and Chief
  Johnson City, TN 37604                                        Financial Officer of State of Franklin Savings Bank
Stephen K. Gross, 1996 ....................        58           Chief  Financial   Officer  and  owner  of  Microporous
  PO Box 1333                                                   Products, LP
  Johnson City, TN 37605

Verrill M. Norwood, Jr., 1996..............        73           Environmental consultant, retired
  1907 North Roan St.
  Johnson City, TN 37604

Vance W. Cheek, 1996.......................        81           Banker, retired
  1907 North Roan St.
  Johnson City, TN 37604

     Except for Mr. Hubbard, all of these persons have served as directors of State of Franklin Savings Bank since 1996 and as our directors since our formation in May 1998. Charles E. Allen, Sr., M.D., is the father of Charles E. Allen, Jr. Verrill M. Norwood, Jr., is the father-in-law of Randal R. Greene. None of our directors is a director or executive officer of another bank holding company, bank, savings and loan association, or credit union. The principal occupations and employments of the persons listed above are for the past five years.

                    Information about the Board of Directors

Role of the Board

     Pursuant to Tennessee law, our business, property and affairs are managed under the direction of our Board. The Board has responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in day-to-day operations. Members of the Board keep informed of our business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with our executive officers.

Board Structure

     Our bylaws provide that the Board shall consist of no fewer than five nor more than 25 members. The Board is currently limited to 12 members by Board resolution. The directors are divided into three classes, each of which is equal in number. The directors in each class hold office for staggered terms of three years each. Staggered terms make it more difficult for shareholders, including those holding a majority of our common stock, to force an immediate change in the composition of a majority of the board of directors. Since the terms of only one-third of the incumbent directors expire each year, two annual meetings of shareholders would be required to change a majority of the directors, provided that no directors resigned, were removed, or died during their terms of office and the vacancies created thereby were not filled by an affirmative vote of majority of the board of directors.

2004 Board Meetings

     During 2004, the Board held 7 meetings. Our directors also serve as directors of State of Franklin Savings Bank. The board of directors of State of Franklin Savings Bank held 12 meetings in 2004. During 2004, no director attended less than 75% of the meetings held by the Board or by any committee on which he served.

Board Committees

     The Board has two committees: the Audit Committee and the Nominating Committee.

     The Audit Committee, consisting of directors Perry, Cheek, Gross, Jeanes and Allen, Sr., is responsible for the review and evaluation of our internal controls and accounting procedures. It also periodically reviews audit reports with our independent auditors and recommends the annual appointment of auditors. The Audit Committee met 6 times during 2004. The Board has adopted a written charter for the Audit Committee. For more information about the Audit Committee, please see the section called "Report of the Audit Committee of the Board of Directors."

     The entire Board acts as Nominating Committee for the nomination of members of the Board. The Board has not adopted a Nominating Committee Charter. The Board met one time in its capacity as the Nominating Committee during 2004. The Board does not believe a separate nominating committee is necessary because of our size and because a majority of the Board is independent. The Board has no set procedures or policy on the selection of nominees or evaluation of shareholder recommendations as it has historically considered these issues on a case-by-case basis. The Board will consider shareholder recommendations for director nominees that are properly received in accordance with our bylaws and the applicable rules and regulations of the Securities and Exchange Commission. For more information, please see the section entitled "When are the 2006 shareholder proposals due?" above.

Director Compensation

     Each director receives a quarterly retainer of $1,615, as well as a $1,350 quarterly retainer from the Savings Bank and $300 for each Board meeting he attends. Each director also receives a $150 fee for each Committee meeting he attends.

Director Attendance at Annual Meetings

     It is our practice to invite the directors to attend our annual meeting of shareholders. For the last two years, all members of the Board attended the annual meeting.

Shareholder Communications with the Board

     Shareholders desiring to communicate with the Board should e-mail their communications to board@sofb.com. The communications will be reviewed by an independent member of the Board who will make a determination as to how to proceed.

Proposal   3  --   Ratification   of   Appointment   of   Independent   Auditors

     The Board has confirmed the appointment by the Audit Committee of Baylor and Backus as our independent accountants and auditors engaged for 2005. Baylor and Backus has served as our independent accountants and auditors for the year ended December 31, 2004. Representatives of the firm will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions by shareholders.

     The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented at the annual meeting, if a quorum exists, entitled to vote at the annual meeting is required to ratify the appointment of Baylor and Backus as our independent accountants and auditors for 2005.

     The Board recommends a vote "FOR" ratification of the appointment of Baylor and Backus as our independent accountants and auditors for 2005.

                        State of Franklin Stock Ownership

     The following table sets forth certain information regarding the ownership of the common stock as of May 31, 2005, for (i) each person who owns more than 5% of the common stock, (ii) each director and the executive officers who are listed in the executive compensation tables in this proxy statement, and (iii) all executive officers and directors as a group.


                                                                                                                        Percent of
                                                                            Amount and Nature                          Class after
                                                                         of Beneficial Ownership        Percent       Going Private
                      Name of Beneficial Owner                             (Number of Shares)         of Class(1)       Merger (1)
                      ------------------------                             ------------------         -----------       ----------
Charles E. Allen, Jr.(2)(3).......................................                231,443                14.60             21.34
Charles E. Allen, Sr., M.D.(4)....................................                 39,169                 2.62              3.94
Vance W. Cheek(5).................................................                 15,669                 1.05              1.58
Kenneth E. Cutshall, M.D.(4)......................................                 60,380                 4.04              6.08
Randal R. Greene(3)(10)...........................................                157,929                10.15             14.96
Stephen K. Gross(6)...............................................                 33,488                 2.25              3.38
Alan R.Hubbard(7).................................................                 10,200                    *              1.03
Donald R. Jeanes(4)...............................................                 17,069                 1.14              1.72
Verrill M. Norwood, Jr.(8)........................................                 46,169                 3.09              4.65
Cameron E. Perry(5)...............................................                 18,169                 1.22              1.84
Richard S. Venable(4).............................................                 22,569                 1.51              2.27
Henry Jack Williams, M.D.(4)......................................                 67,939                 4.55              6.84
Directors and executive officers as a group (12 persons)(9).......               675,5528                38.34             53.54
State of Franklin Savings Bank Employee Stock Ownership Plan......                186,829                12.61             19.04
------------


*        Less than 1%


(1) Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 1,481,462 shares issued and outstanding on May 31, 2005. Options to purchase 280,353 shares are exercisable or become exercisable within 60 days of May 31, 2005. These shares issuable under options are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of these options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2) Includes 103,249 shares issuable within 60 days of May 31, 2004 upon the exercise of options.

(3) Includes 44,641 shares held by the State of Franklin Savings Bank Employee Stock Ownership Plan for which Mr. Allen and Mr. Greene serve as co-trustees.

(4) Includes 12,169 shares issuable within 60 days of May 31, 2005 upon the exercise of options.

(5) Includes 8,169 shares issuable within 60 days of May 31, 2005 upon the exercise of options.

(6) Includes 9,169 shares issuable within 60 days of May 31, 2005 upon the exercise of options.

(7) Includes 5,500 shares issuable within 60 days of May 31, 2005 upon the exercise of options.

(8) Includes 11,169 shares issuable within 60 days of May 31, 2005 upon the exercise of options.

(9) Includes 280,353 shares issuable upon the exercise of options granted under the Stock Incentive Plan and 44,641 shares held by the State of Franklin Savings Bank Employee Stock Ownership Plan.

(10) Includes 74,083 shares issuable within 60 days of May 31, 2005 upon the exercise of options.

                             Executive Compensation

     The following table sets forth the aggregate cash compensation we paid to our Chairman and Chief Executive Officer and our President. We did not pay any other executive officer cash compensation in excess of $100,000 for the years ended December 31, 2004, 2003 and 2002.

                           Summary Compensation Table

                                                                                                 Long Term
                                                              Annual Compensation               Compensation
                                                            Salary ($)                     Securities Underlying
               Name and Position                  Year                    Bonus($)(1)  )      Options/SARs(#)
               -----------------                  ----                    --------------      ---------------
Charles E. Allen, Jr............................  2004     227,853 (2)                           18,779 (2)
Chairman and Chief Executive Officer              2003     211,636 (3)                           18,896 (3)
                                                  2002     253,177 (4)               (5)         25,117 (4)
Randal R. Greene................................  2004     174,600            31,666 (6)          1,712 (6)
President                                         2003     168,000            35,280                 --
                                                  2002     160,000            40,000                 --


(1) Salary and bonus amounts reflect amounts earned during the stated fiscal year, even if paid in the subsequent fiscal year. All amounts have been restated to reflect this position.

(2) Does not include $56,963 in cash compensation in lieu of which Mr. Allen elected to receive stock options to purchase 18,779 shares. The options were granted for 2004.

(3) Does not include $52,909 in cash compensation in lieu of which Mr. Allen elected to receive stock options to purchase 18,896 shares. The options were granted for 2003.

(4) Does not include $63,294 in cash compensation in lieu of which Mr. Allen elected to receive stock options to purchase 25,117 shares. The options were granted for 2002.

(5) Mr. Allen elected to receive stock options to purchase 15,823 shares of common stock in lieu of his 2001 bonus of $39,875. The options were granted on March 15, 2002.

(6) Does not include $4,999 in cash compensation in lieu of which Mr. Greene elected to receive stock options to purchase 1,712 shares. The options were granted for 2004.

                        Option Grants in Last Fiscal Year

                               % of total options
                                     Number of shares     granted to employees      Exercise     Expiration
               Name                 underlying options       in fiscal year       price ($/sh)      Date
               ----                 ------------------       --------------       -----------       ----
Charles E. Allen, Jr.(1).......            3,553                 91.6%              20.00          2014
                                           7,659                 91.6%              22.00          2014
                                           7,567                 91.6%              25.25          2015
Randal R. Greene (2)...........            1,712                  8.4%              25.25          2015

(1) Mr. Allen elected to receive stock options in lieu of a portion of his cash compensation in 2004.

(2) Mr. Greene elected to receive stock options in lieu of a portion of his cash compensation in 2004.
                                       48

     Aggregated Option/SAR Exercises in Last Fiscal Year And Fiscal Year-End Option/SAR Values

     The following table discloses information regarding stock options held at the end of or exercised in the year 2004 for each of the executive officers.


                             Shares                       Securities underlying           Value of unexercised
                          acquired on       Value          unexercised options            in-the-money options
         Name             exercise(1)    realized (1)      at December 31, 2004         at December 31, 2004 (2)
         ----             -----------    ------------      --------------------         ------------------------
                                                       Exercisable   Unexercisable    Exercisable    Unexercisable
                                                       -----------   -------------    -----------    -------------
Charles E. Allen, Jr.         ---            ---          88,632         56,498        $ 918,558       $247,702
Randal R. Greene ....         ---            ---          70,379         3,704         $820,417        $ 34,260
-----------------

(1) As of December 31, 2004, no options have been exercised by the executive officers under the Stock Incentive Plan.

(2) Based on the appraised value of $22.75 per share of our common stock as of December 31, 2004.

                     Equity Compensation Plan Information

     The table below includes information with respect to shares subject to outstanding options granted under our equity compensation plans.

                                                                    (A)             (B)                       (C)
                                                                Number of                          Number of securities
                                                              securities to be   Weighted         remaining available for
                                                                issued upon       average          future issuance under
                                                                exercise of    exercise price    equity compensation plans
                                                                outstanding    of outstanding       (excluding securities
                        Plan Category                             options         options             reflected in Column A)
                        -------------                             -------          -------       --------------------------
        Equity compensation plans approved by
        shareholders..............................                349,234            $13.38              150,766

        Equity compensation plans not approved by
        shareholders..............................                  --0--                                  --0--

             Report of the Audit Committee of the Board of Directors


     The Audit Committee is composed of five directors: Perry, Cheek, Gross, Jeanes and Allen, Sr. Although our common stock is not listed on the New York Stock Exchange, we have adopted the definition of an "independent director" provided in the NYSE rules. Under this definition, all of the members of the Audit Committee are independent directors except for Charles E. Allen, Sr., M.D., who is the father of Charles E. Allen, Jr., our Chairman of the Board.

     The functions of the Audit Committee include:

o    recommending to the Board the appointment of independent auditors;

o approving the scope of audits and other services to be performed by the independent and internal auditors; and

o reviewing the results of internal and external audits, the accounting principles applied in financial reporting and the adequacy of financial and operational controls.

     The Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Audit Committee has met and held discussions with management and Baylor and Backus, the independent auditors for the year ended December 31, 2004. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and with the independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     In addition, the Audit Committee has discussed with Baylor and Backus the auditor's independence from us and our management, including matters in the written disclosures and letters provided by Baylor and Backus to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

     The Audit Committee has also discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee has met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

     The Audit Committee has determined that the fees we paid to Baylor and Backus do not interfere with the independence of Baylor and Backus. Further, in reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2004, for filing with the SEC. The Audit Committee and the Board also have recommended, subject to shareholder approval, the selection of Baylor and Backus as our independent auditors for the upcoming year.

                                   Members of the Audit Committee:
                                       Charles E. Allen, Sr., M.D.
                                       Vance W. Cheek
                                       Stephen K. Gross
                                       Donald R. Jeanes
                                       Cameron E. Perry

                                   Audit Fees

     The table below sets out the fees we paid to Baylor and Backus, our principal independent auditors, for 2003 and 2004.

                                                                2003       2004
                                                              -------    -------
Audit fees............................................        $38,000    40,000
Audit-related fees....................................              0         0
Tax fees..............................................          4,000     4,000
All other fees........................................              0         0
                                                              -------         -
                            Total.....................       $ 42,000   $44,000
                                                              =======    ======


             Section 16(a) Beneficial Ownership Reporting Compliance

     The federal securities laws require our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of any of our securities. To our knowledge, based solely on review of the copies of these reports furnished to us and representations by reporting persons, all of our officers, directors and greater than 10% beneficial owners made all filings required in a timely manner in 2004.

           Transactions with Executive Officers, Directors and Others

     We have had and expect to have in the future banking and other business transactions in the ordinary course of our banking business with directors, officers, and 10% beneficial owners of our common stock and their affiliates, including members of their families, or corporations, partnerships, or other organizations in which the officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Any of these banking transactions will not involve more than the normal risk of collectability nor present other unfavorable features to us or State of Franklin Savings Bank.

     State of Franklin Savings Bank leases office space from a partnership, Allen and Allen. Charles E. Allen, Jr., the Chairman of our Board and Charles E. Allen, Sr., M.D., a director, are principals in Allen and Allen. The 3,000 square foot building houses the Browns Mill Road branch. The annual rent is $13. 49 per square foot or $40,470. This amount includes taxes, insurance and maintenance. Also, State of Franklin Real Estate, Inc. leases a 4,000 square foot suite with road frontage from Allen and Allen at $13.49 per square foot and an additional 2,500 square foot suite for $6.00 per square foot. These amounts includes taxes, insurance and maintenance.

                                  Other Matters

     The Board, at the time of the preparation of this proxy statement, knows of no business to come before the annual meeting other than that referred to herein. If any other business should come before the annual meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

                              Cost of Solicitation

     We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to solicitation by
mail,  our  regular  employees  and  paid  solicitors  may  make   solicitations
personally and by telephone or otherwise. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of stock or otherwise in connection with this solicitation of proxies. We have retained the Illinois Stock Transfer Company to assist in the solicitation for a fee of approximately $5,000 plus reasonable out-of-pocket expenses.

                              Shareholder Proposals

     Proposals by shareholders to be considered for inclusion in the proxy materials solicited by the directors for the annual meeting in 2006 must be received by the Corporate Secretary, 1907 North Roan Street, Johnson City, Tennessee 37604, no later than December 20, 2005. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must also comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934. Please note, however, should the Going Private Merger be approved and completed prior to next year's annual meeting, this discussion related to shareholder proposals will no longer be applicable.

                       Where You Can Find More Information

     We file reports, proxy statements and other information with the SEC under the Exchange Act. Copies of these reports, proxy statements and other information can be obtained by mail at prescribed rates from the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website, located at www.sec.gov, which contains reports, proxy and information statements and other information regarding State of Franklin, including the reports, proxy statements and other information incorporated by reference herein as more fully described below.

     State of Franklin and Merger Corp. and the members of the Board of Directors of each have jointly filed a Schedule 13E-3 under the Exchange Act in connection with the Going Private Merger. You may inspect and copy the Schedule 13E-3 at the SEC as described above or may obtain it electronically from the SEC's website at www.sec.gov. This document does not contain all of the information contained in the Schedule 13E-3 because certain parts have been omitted in accordance with the rules and regulations of the SEC.

      Additional Documents and Other Information Incorporated by Reference

     The SEC allows State of Franklin to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document.

     As required by the Exchange Act, we currently file annual and quarterly reports with the SEC. Our annual report on Form 10-KSB for the year ended December 31, 2004, includes financial statements and schedules and is incorporated herein by reference. Our most recent quarterly report on Form 10-QSB for the three months ended March 31, 2005 also includes financial statements and schedules that are incorporated herein by reference. We are delivering copies of these documents that are incorporated by reference to shareholders in connection with this proxy statement. They contain important information about State of Franklin and its financial condition.

     o    Annual Report on Form 10-KSB for the year ended December 31, 2004; and

     o    Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005.

                          Index to Financial Statements

Unaudited Pro Forma Consolidated Financial Statements                       F-1

Pro Forma Consolidated Balance Sheet (Unaudited)                            F-2

Pro Form Consolidated Income Statement (Unaudited)                          F-4

              Unaudited Pro Forma Consolidated Financial Statements

     The following unaudited pro forma consolidated balance sheet as of December 31, 2004 and the unaudited pro forma consolidated income statements for the years ended December 31, 2004 and 2003, give effect to the following:

o We have assumed that the Going Private Merger occurred as of December 31, 2004, for purposes of the consolidated balance sheet as of December 31, 2004, and as of January 1, 2004 and January 1, 2003, for the consolidated income statements for the years ended December 31, 2004 and 2003, respectively.

o We have assumed that a total of 500,000 shares of common stock are cashed-out in the Going Private Merger at a price of $25.25 per share for a total of $12.6 million. Additionally, we have assumed that we have incurred or will incur $375,000 in expenses related to the transactions.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of State of Franklin included in our 2004 Annual Report to Shareholders.

                Pro Forma Consolidated Balance Sheet (Unaudited)
                                December 31, 2004

                                                                      December 31,              December 31,
                                                                    2004 - Unaudited          2003 - Unaudited
                                                                    ----------------          ----------------
                         ASSETS
Cash and Due from Banks                                           $    5,564,907                    3,764,363
Federal Funds Sold                                                     1,130,000                   12,040,000
Short-Term Interest Bearing Deposits                                     279,711                    3,336,670
                                                                        --------                    ---------
   Total Cash and Cash Equivalents                                     6,974,618                   19,141,033
Investments - HTM                                                     49,702,867                   34,031,676
Investments - AFS                                                     48,650,416                   63,375,496
Loans Held for Sale                                                      374,700                      413,179
Loans and Leases Receivable                                          164,458,145                  150,646,605

    Less: Allowance for Loan and Lease Losses                         (1,601,332)                  (1,870,279)
    Loans and Leases Receivable, Net                                 162,856,813                  148,776,326
Accrued Interest Receivable, Net                                       1,490,634                    1,366,640
Land, Buildings & Equip at Cost Less Accum Depr
    of $2,643,828 in 2004 and $2,091,874 in 2003                       7,468,710                    6,218,358
Prepaid Expense and Accounts Receivable                                  175,816                      108,260
Deferred Tax Assets                                                    1,727,642                    1,141,342
FHLB Stock                                                             2,453,300                    2,354,800
Intrieve Stock                                                           815,009                      815,009
Other Real Estate Owned                                                  891,413                    1,152,919

 Other Assets                                                            124,241                      159,000
                                                                        --------                      -------
     Total Assets                                                 $  283,706,179                  279,054,038

          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:

 Interest-Free Deposits                                           $   15,371,046                   12,114,590
 Interest-Bearing Deposits                                           198,784,547                  209,877,896
 Advances by Borrowers for Taxes and Insurance                           110,328                      103,632
 Accrued Interest on Deposits                                            136,476                      141,757
 Accounts Payable and Accrued Expenses                                   725,652                      487,049
 Repurchase Agreements                                                 1,024,608                      536,419
 FHLB Long-Term Advances                                              46,180,671                   36,210,071
 Deferred Credits on REO                                                 189,384                      173,996
                                                                        --------                      -------

  Total Liabilities                                                  262,522,712                  259,645,410

 Guaranteed Preferred Beneficial Interest
 In Subordinated Debentures                                           8,000,000                    8,000,000

                                      F-2

 Stockholders' Equity:
 Common Stock, $1.00 Par Value                                           965,512                      965,512
 Paid-in Capital                                                       1,751,461                    1,751,461
 Accumulated Other Comprehensive Income                               (2,005,925)                    (797,592)
 Retained Earnings                                                    13,114,666                   10,274,242
   Less: Employee Stock Ownership Plan                                  (642,247)                    (784,995)
                                                                       ---------                    ---------
        Total Stockholders' Equity                                    13,183,467                   11,408,628
        Total Liabilities and Stockholders' Equity                $  283,706,179                  279,054,038

                     Pro Forma Consolidated Income Statement

                                                                         December 31,                 December 31,
Interest Income:                                                       2004 - Unaudited             2003 - Unaudited
                                                                       ----------------             ----------------
Interest and Fees on Loans                                                   9,797,116                    10,431,443
Other Interest Income                                                        4,673,661                     3,654,808
--------------------------------------------------------------------------------------------------------------------
       Total Interest Income                                                14,470,777                    14,086,251
--------------------------------------------------------------------------------------------------------------------
Interest Expense:
Interest on Deposits                                                         3,867,267                     4,437,703
Interest on Agreements to Repurchase                                             7,200                         9,612
Interest on Short-Term Debt                                                      1,252                           411
Interest on Long-Term Debt                                                   2,044,809                     1,755,364
Interest on Trust Preferred Subordinated Debentures                            461,005                       433,863
--------------------------------------------------------------------------------------------------------------------
       Total Interest Expense                                                6,381,533                     6,636,953
--------------------------------------------------------------------------------------------------------------------
Net Interest Income Before Provision for Loan Loss                           8,089,244                     7,449,298
Provision for Loan Losses                                                       62,000                      (444,548)
--------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Loss                            8,151,244                     7,004,750
--------------------------------------------------------------------------------------------------------------------
Other Income:
Other Fees and Service Charges                                                 559,804                       540,166
Net Gain on Loans Sold                                                         347,017                       820,419
Realized Gain on Securities                                                          -                           460
Real Estate Sales Commission Income                                            416,077                       290,014
Insurance Commission Income                                                     55,916                        80,139
Rental Income, Net                                                              80,101                        85,070
--------------------------------------------------------------------------------------------------------------------
       Total Other Income                                                    1,458,915                     1,816,268
--------------------------------------------------------------------------------------------------------------------
Other Expenses:
Compensation and Related Benefits                                            2,978,393                     2,729,560
Occupancy Expenses                                                             502,572                       462,727
Furniture and Equipment Expense                                                452,015                       383,880
Advertising                                                                    330,698                       194,490
Data Processing Expense                                                        605,693                       529,743
Other                                                                        1,381,576                     1,249,531
--------------------------------------------------------------------------------------------------------------------
       Total Other Expenses                                                  6,250,947                     5,549,931
--------------------------------------------------------------------------------------------------------------------
       Income Before Income Tax                                              3,359,212                     3,271,087

                                      F-3

Provision for Income Taxes                                                    (601,119)                     (707,970)
---------------------------------------------------------------------------------------------------------------------
       Net Income                                                            2,758,093                     2,563,116
---------------------------------------------------------------------------------------------------------------------
      PER SHARE INFORMATION:

                    Basic Income per Common Share                                $3.07                         $2.88
                    Diluted Income per Common Share                              $2.68                         $2.58
                    Weighted Avg Basic Shares
                    Outstanding                                                898,191                       888,782
                    Weighted Avg Diluted Shares
                    Outstanding                                              1,029,781                       994,308

                                     ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger effective as of April 13, 2005 (this "Agreement"), is entered into by and between State of Franklin Bancshares, Inc., a Tennessee corporation (the "Company"), and State of Franklin Merger Corp., a Tennessee corporation (the "Merger Corp.").

                                   WITNESSETH

     WHEREAS, the Company is a corporation duly incorporated and validly existing under the laws of the State of Tennessee having its principal office at 1907 North Roan Street, Johnson City, Tennessee 37604, with authorized capital stock consisting of 10,000,000 shares of common stock, $1.00 par value per share (the "Common Stock"), of which 1,481,462 shares are issued and outstanding,

     WHEREAS, there are issued and outstanding options to acquire 356,513 shares of Common Stock granted under the Company's Stock Option Plan (the "Options");

     WHEREAS, Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Tennessee having its principal office at 1907 North Roan Street, Johnson City, Tennessee 37604, with authorized capital stock consisting of 1,000 shares of common stock, $1.00 par value per share (the "Merger Corp. Stock"), of which 100 shares are issued and outstanding; and

     WHEREAS, the boards of directors of the Company and Merger Corp. have approved the terms and conditions of this Agreement pursuant to which Merger Corp. will be merged with and into the Company (the "Merger") with the Company surviving the Merger.

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                     MERGER

1.01. General. At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Merger Corp. will be merged with and into the Company (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Merger Corp. and the Company.

1.02. Name and Organization. The name of the Surviving Corporation shall remain and thereafter be "State of Franklin Bancshares, Inc." The Charter and Bylaws of the Company in effect at the Effective Time shall remain as the Charter and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

1.03. Rights and Interests. At the Effective Time, all rights, franchises, and interests of the Company and Merger Corp., respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. At the Effective Time, the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Merger Corp., respectively, immediately before the Effective Time.

1.04. Liabilities and Obligations. Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Merger Corp. All debts, liabilities, obligations, and contracts of the Company and Merger Corp., matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Merger Corp., as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Merger Corp. shall be preserved unimpaired.

1.05. Directors and Officers. The directors and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors and officers, respectively, of the Company immediately before the Effective Time. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

1.06. Adoption. Unless contrary to the laws of the State of Tennessee or the United States of America or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and Merger Corp., their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Merger Corp. immediately before the Effective Time.

                                   ARTICLE II

                               TERMS OF THE MERGER

2.01.  General.   The  manner  of  exchanging  and  converting  the  issued  and outstanding shares of Common Stock and Merger Corp. Stock and of treating the Options and Warrants shall be as hereinafter provided in this Article II.

2.02. Conversion and Cancellation of Common Stock; Treatment of Options. At the Effective Time,

(a) all outstanding shares of Common Stock (other than shares of Common Stock, the holders of which exercise and perfect dissenters rights as set forth in
Section 2.04), whether Record Shares (as hereinafter defined), or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) beneficially owning (as hereinafter defined) 3,000 or fewer shares of Common Stock immediately before the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $25.25 per share of Common Stock (the "Common Stock Merger Consideration"); provided, however, that the Company may presume that all Street Shares are held by Holders holding 3,000 or fewer shares of Common Stock immediately before the Effective Time unless either the Company or a beneficial owner of Street Shares are able to demonstrate to the Company's satisfaction that such shares are held beneficially by a Holder holding more than 3,000 shares of Common Stock immediately before the Effective Time, in which event such shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(b) all outstanding shares of Common Stock other than those described in paragraph (a) as being converted into the right to receive the Common Stock Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(c) the outstanding shares of Merger Corp. Stock shall, without any action on the part of the holder thereof, be canceled; and

(d) the outstanding Options shall, without any action on the part of the holders thereof, remain outstanding without any change in their terms and conditions.

In no event shall any Holder holding, of record or beneficially, immediately before the Effective Time more than 3,000 shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Common Stock Merger Consideration with respect to the shares of Common Stock so held. It shall be a condition precedent to the right of any Holder to receive the Common Stock Merger Consideration, if any, payable with respect to the shares of Common Stock held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.03 that such Holder held, of record or beneficially, immediately before the Effective Time 3,000 or fewer shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate.

For purposes hereof:

(1) the term "Record Shares" shall mean shares of Common Stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

(2) the term "Street Shares" shall mean shares of Common Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

(3) the term "Holder" shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a "Holder" under clause (i) above if the shares of Common Stock such person holds beneficially in street name were held of record by such person or persons; and

(4) the term "Cash-Out Shares" shall mean any shares of Common Stock that are converted into the right to receive the Common Stock Merger Consideration pursuant to this Section 2.02.

(5) the term "beneficially owned" means (i) beneficially owned as that term is defined in the Securities Exchange Act of 1934, as amended and (ii) shares owned by one of more family members who are lineal descendants of a common ancestor (and their spouses or former spouses), provided that the common ancestor is not more than six generations removed from the youngest generation of shareholders), which family ownership is defined in Section 1361(c)(2) of the Internal Revenue Code, relating to SubChapter S corporations.

The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it maydeem appropriate for purposes of this
Section 2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of shares of Common Stock held by any Holder immediately before the Effective Time. All determinations by the Company under this Section 2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Common Stock held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of shares of Common Stock held by such Holder.

2.03. Exchange of Certificates.

(a) Payment Procedure. Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately before the Effective Time evidenced outstanding shares of Common Stock that appear, based on information available to the Company, may have been converted into the right to receive the Common Stock Merger Consideration (other than shares as to which rights of dissent have been perfected as provided in
Section 2.04)

("Certificates"), a letter of transmittal (which shall contain the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Common Stock Merger Consideration payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the provisions of Section 2.02, be entitled to receive in exchange therefor the Common Stock Merger Consideration payable with respect to the shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If there is a transfer of ownership of shares of Common Stock which is not registered in the share transfer records of the Company, the Common Stock Merger Consideration payable in respect thereof may be paid or issued to the transferee if the Certificate representing such shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(b) Abandoned Property Laws. The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.04. Dissenters Rights of Shareholders. Shareholders may dissent from the Merger and exercise their dissenters rights pursuant to and subject to the provisions of Sections 48-23-101 through 48-23-302 of the Tennessee Business Corporation Act.

                                   ARTICLE III

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents, warrants, and covenants to and with Merger Corp. as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

3.01. Organization. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. The Company has the corporate power to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

3.02. Governmental Authorizations. The Company is in compliance in all material respects with all applicable federal, state, and local laws, rules, regulations, and orders, including, without limitation, those imposing taxes. The approval, execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, subject to the receipt of the consents and approvals described in Section 6.03 below, will not violate in any material respect any provision of, or constitute a default under, any applicable law, rule, or regulation of any governmental agency or instrumentality, either domestic or foreign, applicable to the Company.

3.03. No Conflict with Other Instruments. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party, and will not conflict with any provisions of the Charter or Bylaws of the Company or any of its subsidiaries, and will not constitute an event that with the lapse of time or action by a third party could result in any default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or upon the Common Stock.

3.04. No Conflict with Judgments or Decrees. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which the Company is a party or is subject.

3.05. Approval of Agreement. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by the Company. The Company has full corporate power, authority, and legal right to enter into this Agreement.

3.06. Capital Stock. The authorized capital stock of the Company consists solely of Common Stock and Preferred Stock [review charter]. All of the issued and outstanding shares of Common Stock are validly issued, fully paid, non-assessable and not issued in violation of the preemptive rights of any shareholder. There are no shares Preferred Stock issued and outstanding. In addition, the outstanding Options are validly issued.

                                   ARTICLE IV

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF MERGER CORP.

Merger Corp. hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

4.01. Organization. Merger Corp. is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. Merger Corp. has the corporate power and authority to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the businesses conducted by it requires qualification.

4.02. Capital Stock. The authorized capital stock of Merger Corp. consists solely of the Merger Corp. Stock, of which 100 shares are currently issued and held by the Company. There are no outstanding subscriptions, warrants, options, or rights of any kind to acquire from Merger Corp. any shares of Merger Corp. Stock, other equity securities, or debt securities.

4.03. Subsidiaries or Affiliates. Merger Corp. does not own of record or beneficially, and is not obligated to acquire any capital stock, other equity securities, debt securities, or other interest of or in any corporation, government, or other entity. Between the date hereof and the Effective Time, Merger Corp. will not create or acquire any subsidiaries without the prior written consent of the Company.

4.04. Approval of Agreement. The Board of Directors of Merger Corp. has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery by Merger Corp. of this Agreement. Merger Corp. has full corporate power, authority, and legal right to enter into this Agreement and, upon appropriate vote of the shareholders of Merger Corp., to approve this Agreement and consummate the transactions contemplated hereby.

                                    ARTICLE V

                    CONDITIONS TO OBLIGATIONS OF MERGER CORP.

The obligations of Merger Corp. to consummate the Merger shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Merger Corp. may waive such conditions in writing:

5.01. Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

5.02. Representations and Warranties. All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or before the Closing Date.

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

6.01. Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

6.02. Representations and Warranties. All representations and warranties of the Merger Corp. contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or before the Closing Date.

6.03. Shareholder Approval. This Agreement shall have been approved by a vote of the holders of not less than a majority of the outstanding shares of Common Stock and by the holders of not less than a majority of the outstanding shares of Merger Corp. Stock.

                                   ARTICLE VII

                                    EXPENSES

Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

                                  ARTICLE VIII

                          CLOSING DATE; EFFECTIVE TIME

The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The "Closing Date" shall be such date as the Presidents of the Company and Merger Corp., respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Merger Corp. shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The "Effective Time" is the date on which the Merger is effective, which shall be on the date specified in the certificate of merger to be issued by the Secretary of State of the State of Tennessee, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the Secretary of State of the State of Tennessee.

                                   ARTICLE IX

                                   AMENDMENTS

This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto before the Closing Date.

                                    ARTICLE X

                                   TERMINATION

This Agreement may be terminated by either the Company or Merger Corp. at any time before the Effective Time. If this Agreement is terminated, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

                                   ARTICLE XI

                                     NOTICES

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

If to the Company or Merger Corp., at:

1907 North Roan Street
Johnson City, Tennessee 37604
Attention: Charles E. Allen, Jr., Chairman of the Board

                                   ARTICLE XII

                                  MISCELLANEOUS

12.01. Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

12.02. Severability. If any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

12.03. Construction. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

12.04. Gender. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

12.05. Headings. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

12.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.07. Governing Law. This Agreement has shall be governed by the laws of the State of Tennessee, without giving effect to the conflict of laws rules thereof or of any other state.

12.08. Court Costs and Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

12.09. Inurement. Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

12.10. Waivers. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

12.11. Entire Agreement. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.


                                     STATE OF FRANKLIN BANCSHARES, INC.

                                     By:  /s/ Charles E. Allen, Jr.
                                     Title:  Chairman of the Board



                                     STATE OF FRANKLIN MERGER CORP.
                                     (In organization)

                                     By:   /s/   Charles E. Allen, Jr.
                                     Title:  Chairman of the Board

                                     ANNEX B

                          ALEX SHESHUNOFF & CO. OPINION

April 6, 2005



Board of Directors
State of Franklin Bancshares, Inc.
1907 North Roan Street
Johnson City, Tennessee 37601

Members of the Board:

State of Franklin Bancshares, Inc. ("SFB") has entered into an Agreement and Plan of Merger dated April 6, 2005 (the "Plan"), which provides for the reorganization of SFB with State of Franklin Merger Corp. (the "Merger Corp"). SFB will be the surviving corporation. Pursuant to the Plan, shareholders owning 3000 or fewer shares of SFB common stock and certain other non-qualifying shareholders shall receive a cash payment of $25.25 per share from SFB ("Cash Price") for each share owned. Shareholders owning more than 3000 shares of SFB common stock that execute the required documents will continue as shareholders of SFB. The Cash Price was independently determined by SFB's Board of Directors.

The Board of Directors of SFB requested Alex Sheshunoff & Co Investment Banking, L.P.'s ("Sheshunoff") opinion as to the fairness, from a financial point of view, to SFB's current common stockholders of the Cash Price to be paid in the Reorganization. Sheshunoff was not requested to opine as to, and our opinion does not in any manner address, SFB's underlying business decision to proceed with the Reorganization.

In connection with our opinion, we have, among other things:

o    Reviewed a draft of the proxy dated as of April 6, 2005;

o Reviewed Report of Income and Statement of Condition as filed with the Federal Deposit Insurance Corporation for State of Franklin Bancshares, Inc. for the years ending December 31, 2000 through 2003 and for the four most recent quarters ended December 31, 2004;

o    Reviewed   Consolidated   Audited   Balance  Sheet  and  Income   Statement
     information as of December 31, 2004;

o Conducted conversations with State of Franklin Bancshares, Inc.'s executive officers regarding its recent and projected financial performance;

o Compared State of Franklin Bancshares, Inc.'s recent operating results and pricing multiples with those of certain other publicly traded banks in Kentucky, North Carolina, Tennessee, and Virginia;

o Analyzed the net present value of the after-tax cash flows State of Franklin Bancshares, Inc. could produce through December 31, 2009, based on assumptions provided by management;

o Reviewed the recent trading of State of Franklin Bancshares, Inc. common stock for the twelve-month period ended December 31, 2004; and

o Performed such other analyses and considered and reviewed such other information as it deemed appropriate.

For the purposes of this opinion, we assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by SFB's management. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

We did not make an independent evaluation of the assets or liabilities of SFB, nor have we been furnished with any such appraisals. We did not perform an on-site review of SFB or its operations. We are not experts in the evaluation of loan portfolios and did not make any independent review of either SFB's loan portfolio or the adequacy of SFB's loan and lease loss reserves. Based on representations of SFB's management, we assumed the reserves for loan and lease losses are adequate to cover known and anticipated losses.

We have assumed that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the Reorganization or SFB's ability to make the Cash Price payments.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We assumed that there are no material changes in SFB's assets, financial condition, results of operations, business or prospects since the date of its last financial statement reviewed by us, and that off-balance sheet activities will not materially impact the future financial position or results of operations of SFB. We assumed the Reorganization will be completed as set forth in the Plan and that no material changes will be made in the Plan nor will restrictions be imposed by regulatory or other parties on the terms of the Plan.

Our opinion is limited to the fairness of the Cash Price, from a financial point of view, to the holders of SFB's common stock. This letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the Reorganization or the Plan. It is understood that this letter is for the information of the Board of Directors of SFB and may not be used for any other purpose without our prior written consent, except that this opinion and supporting documentation may be included in any proxy statement or similar communication to SFB's shareholders provided that this opinion and supporting documentation are included in their entirety. The supporting documentation contained in the proxy statement relating to this opinion should be read in conjunction with this opinion. That documentation describes the analyses we undertook and the assumptions we made in preparing this opinion. SFB's Board of Directors retained Sheshunoff to consider the Cash Price and issue this opinion based upon our reputation in banking valuations and familiarity with the banking business. SFB's Board of Directors placed no limit on the scope of our analysis.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Cash Price to be received by some SFB shareholders pursuant to the Reorganization is fair to the current shareholders of SFB, from a financial point of view. Very truly yours,

                                  /s/ R. A. Place

                                  ALEX SHESHUNOFF & CO. INVESTMENT BANKING, L.P.

                                     ANNEX C

                            DISSENTERS RIGHTS STATUTE

                              WEST'S TENNESSEE CODE
                     TITLE 48. CORPORATIONS AND ASSOCIATIONS
              CHAPTER 23. BUSINESS CORPORATIONS--DISSENTERS' RIGHTS
             PART 1--RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Definitions. -- As used in this chapter, unless the context otherwise requires:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

     (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

     (7)   "Shareholder"   means  the  record   shareholder  or  the  beneficial
shareholder.

48-23-102. Right to dissent. -- (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party:

     (A) If shareholder approval is required for the merger by ss. 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

     (B) If the corporation is a subsidiary that is merged with its parent under ss. 48-21-105;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

     (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

     (A)  Alters or abolishes a preferential right of the shares;

     (B)  Creates,  alters,  or  abolishes  a right in  respect  of  redemption,
including  a  provision   respecting  a  sinking  fund  for  the  redemption  or
repurchase, of the shares;

     (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

     (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

     (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under ss. 48-16-104; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under ss. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103.   Dissent  by  nominees  and  beneficial  owners.  --  (a)  A  record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

     (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

              PART 2--PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201. Notice of dissenters' rights. -- (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under ss. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 48-23-203.

     (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment. -- (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

     (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

     (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by ss. 48-23-201.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

48-23-203. Dissenters' notice. -- (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ss. 48-23-202.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

     (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201.

48-23-204. Duty to demand payment. -- (a) A shareholder sent a dissenters' notice described in ss. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ss. 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions. -- (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under ss. 48-23-207.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. Payment. -- (a) Except as provided in ss. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with ss. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

     (b) The payment must be accompanied by:

     (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) A statement of the corporation's estimate of the fair value of the shares;

     (3) An explanation of how the interest was calculated;

     (4) A statement of the dissenter's right to demand payment under ss. 48-23-209; and

     (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201 or ss. 48-23-203.

48-23-207. Failure to take action. -- (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under ss. 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares. -- (a) A corporation may elect to withhold payment required by ss. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 48-23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer. -- (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under ss. 48-23-206), or reject the corporation's offer under ss. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

     (1) The dissenter believes that the amount paid under ss. 48-23-206 or offered under ss. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (2) The corporation  fails to make payment under ss.  48-23-206  within two
(2) months after the date set for demanding payment; or

     (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

     (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

                      PART 3--JUDICIAL APPRAISAL OF SHARES

48-23-301. Court action. -- (a) If a demand for payment under ss. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

     (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

     (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ss. 48-23-208.

48-23-302.  Court  costs and  counsel  fees.  -- (a) The  court in an  appraisal proceeding commenced under ss. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ss. 48-23-209.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

     (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

     (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                     ANNEX D

                    VALUATION LETTER OF ALEX SHESHUNOFF & CO.


February 3, 2005

CONFIDENTIAL

Mr. Charles Allen
Chairman and CEO
State of Franklin Bancshares, Inc.
1907 North Roan Street
P.O. Box 940 Johnson City, TN 37605

Dear Mr. Allen:

Alex Sheshunoff & Co. Investment Banking was engaged to provide a formal valuation report as to the fair value of the common stock issued by State of Franklin Bancshares, Inc. (Company) as of December 31, 2004. This valuation is to be used to assist the Board of Directors in setting a cash price to be paid in connection with the involuntary cash-out of certain shareholders as part of the Company's possible going private transaction. Per your request for a preliminary indication as to the opinion to be contained in our formal valuation report, attached are schedules prepared as part of our valuation process in which the fair market value is estimated to be $25.25 per share.

The market and income approaches were used in deriving this value. The market approach is based on a comparison of the Company to guideline companies. The income approach used multi-year discounts of relevant expected cash flows that were developed from financial projections provided by management. The formal report will contain a more detailed discussion of the valuation approaches, assumptions, and conclusions.

This letter and the attached summary should be read in conjunction with our formal report, which will follow. The analysis and conclusions presented here are limited by the assumptions and conditions that are stated in our report. This preliminary indication of value is provided solely for the confidential, internal use by the Board of Directors. This letter and the related schedules should not be provided to any regulatory agency without the formal report.

Sincerely,
Richard A. Place
Director

                                     EXHIBIT
                               Valuation Summary
                       State of Franklin Bancshares, Inc.
                                December 31, 2004

Summary Financials as of December 31, 2004:                                                       (Millions)
-------------------------------------------                                                       ----------
    Tangible Assets                                                                                 $303.2
    Tangible Common Equity                                                                           $25.7
      Net Income - 2004                                                                               $2.8
      Projected Net Income - 2005                                                                     $2.6
      Market Approach
      Price/Tangible Book Valuation at estimated price/tangible book ratio:

          o Tangible Book Value of $25.7 million x Price/Book Multiple of 1.50x                      $38.6

          o 7.00% Equity of $21.2 million x Multiple of 1.50x + Excess Equity of $4.5 million        $36.4

      Price/Earnings Valuation at estimated price/earnings ratio:

          o LTM Net Income as of December 31, 2004 of $2.8 million x P/E 13.0x                       $37.0

          o Projected 2005 Net Income of $2.6 million x P/E 13.0x                                    $33.3

      Discounted Cash Flow Method (Discount Rate of 12.0%)

          o Optimum Equity Flows                                                                     $30.2

      ESTIMATED  VALUE (Millions)                                                                    $39.0

                                                                                Market                Value
COMPARATIVE MULTIPLES                                                         Multiples            Multiples
---------------------                                                         ---------            ---------

      Common Book                                                                 1.74x               1.51x
      Tangible Common Book                                                        2.03x               1.51x
      7.00% Book                                                                  2.26x               1.62x
      Last Twelve Months Net Income                                              22.17x              13.69x
      Projected Net Income - 2005                                                   NA               15.24x
      Total Assets                                                               16.58%              12.86%

                        PER SHARE VALUATION AND DISCOUNTS

      Estimated Value                                                                           $39,000,000

      Shares Outstanding                                                                          1,545,986

         VALUE PER SHARE                                                                             $25.23

           ROUNDED TO:                                                                               $25.25
                                                                                            ================

                                     Annex E


                       State of Franklin Bancshares, Inc.
                                Five Year Budget
                            3%-5% Annual Growth Rate
                             (dollars in thousands)


                               Base (Actual)
              Projections        12/31/04   2005    2006    2007    2008   2009
              -----------        --------   ----    ----    ----    ----   ----

Asset Growth%                     1.01%     3.0%    5.0%    5.0%    5.0%    5.0%

Asset growth $                   2,946    8,850  15,193  15,952  16,750  17,587

Target Total Assets$           295,000  303,850 319,043 334,995 351,744 369,332

Average Assets $               293,500  299,425 311,466 327,019 343,369 360,538

ROAA%                             0.83%    0.85%   0.85%   0.85%   0.85%   0.85%

Net Income $                     2,450    2,545   2,647   2,780   2,919   3,065

Preferred Trust $                8,000    8,000   8,000   8,000   8,000   8,000

Capital $                       24,365   26,910  29,557  32,337  35,256  38,320

Total Equity$                   32,365   34,910  37,557  40,337  43,256  46,320

Capital/Assets                     8.3%     8.9%    9.3%    9.7%   10.0%   10.4%

Total Equity/Assets               11.0%    11.5%   11.8%   12.0%   12.3%   12.5%

Return on Average Equity          10.0%     9.9%    9.4%    9.0%    8.6%    8.3%

                                PRELIMINARY COPY
                                ----------------
                                      PROXY


                       State of Franklin Bancshares, Inc.
                             1907 North Roan Street
                          Johnson City, Tennessee 37601

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

     The undersigned appoints each of Charles E. Allen, Jr., Randal R. Greene and Becky Mominee, or any of them, with full power of substitution and revocation as Proxy, to vote all shares of stock standing in my name on the books of State of Franklin Bancshares, Inc. (the "Company") at the close of business on ________ __, 2005, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at our offices at 1907 North Roan Street, Johnson City, Tennessee, on ________, _______ __, 2005, at 11:00 a.m., Eastern Time, and at any and all
adjournments, upon the matters set forth in the Notice of the meeting. The Proxy is further authorized to vote according to the recommendation of management as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.

     THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR THE PROPOSALS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.


--------------------------------------------------------------------------------

     (1)  Approval of Going Private Transaction.

                 [ ] For               [ ] Against              [ ] Abstain



     (2) Election of four directors to serve until the 2008 annual meeting of shareholders or until their successors have been duly elected and qualified.

          [ ] FOR all nominees listed below (except as indicated to the contrary below).

          [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below.

                    Randal R. Greene                   Cameron E. Perry
                    Kenneth  E. Cutshall, M.D.         Henry Jack Williams, M.D.

              Instruction: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.



              ------------------------------------------------------------------



         (3) Ratification of Auditors.

                 [ ] For              [ ] Against               [ ] Abstain

     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of State of Franklin Bancshares, Inc. and the related Proxy Statement.


Dated:            , 2005        Signed:
      -----------                      -----------------------------------------


[Label to be placed here]       Signed:
                                       -----------------------------------------
                                       Shareholder should sign here exactly as
                                       shown on the label affixed hereto.
                                       Administrator, Trustee, or Guardian,
                                       please give full title. If more than
                                       one Trustee, all should sign. All Joint
                                       Owners should sign.




Please indicate if you plan to attend the Annual Meeting of Shareholders.
                                                  [ ] Yes          [ ] No




                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO:

                         Illinois Stock Transfer Company
                      209 West Jackson Boulevard, Suite 903
                             Chicago, Illinois 60606